                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

                                  BY AND AMONG

                               EFUNDS CORPORATION,

                          EFUNDS (CANADA) CORPORATION,

                               TRM ATM CORPORATION

                                       AND

                             TRM CANADA CORPORATION

                                TABLE OF CONTENTS

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                                                                                                                        Page
                                                                                                                        ----
ARTICLE I.             DEFINITIONS; INTERPRETATION....................................................................     2
      Section 1.1.     Definitions....................................................................................     2
      Section 1.2.     Interpretation.................................................................................    15

ARTICLE II.            PURCHASE AND SALE; CLOSING.....................................................................    15
      Section 2.1.     Execution; Purchase and Sale...................................................................    15
      Section 2.2.     Purchase Price.................................................................................    15
      Section 2.3.     Closing Certificate; Estimated Purchase Price..................................................    16
      Section 2.4.     The Closing....................................................................................    16
      Section 2.5.     Payment of the Purchase Price; Closing Deliverables............................................    16
      Section 2.6.     Post-Closing Adjustment........................................................................    18
      Section 2.7.     Assumed Obligations............................................................................    20
      Section 2.8.     Excluded Assets................................................................................    20
      Section 2.9.     Excluded Liabilities...........................................................................    20
      Section 2.10.    Intentionally Omitted..........................................................................    20

ARTICLE III.           REPRESENTATIONS AND WARRANTIES OF THE PARENT CONCERNING THE TRANSACTION........................    20
      Section 3.1.     Organization, Corporate Power and Authorization................................................    20
      Section 3.2.     Binding Effect; Governmental Consents; Noncontravention........................................    21

ARTICLE IV.            REPRESENTATIONS AND WARRANTIES OF THE PARENT CONCERNING ACI, EFC AND THE TRANSFERRED ASSETS....    22
      Section 4.1.     Organization, Qualification, Corporate Power, Ownership of Interests...........................    22
      Section 4.2.     Capitalization; Subsidiaries...................................................................    23
      Section 4.3.     Financial Statements...........................................................................    23
      Section 4.4.     Events Subsequent to the Pro Forma Balance Sheet...............................................    23
      Section 4.5.     Title to Assets................................................................................    23
      Section 4.6.     Compliance With Laws...........................................................................    24
      Section 4.7.     Tax Matters....................................................................................    24
      Section 4.8.     Environmental Matters..........................................................................    25
      Section 4.9.     Intellectual Property..........................................................................    26
      Section 4.10.    Real Estate....................................................................................    26
      Section 4.11.    Certain Litigation.............................................................................    26
      Section 4.12.    Contracts; Affiliate Transactions..............................................................    27
      Section 4.13.    Brokerage......................................................................................    27
      Section 4.14.    Employee Benefits and Employees................................................................    28
      Section 4.15.    Insurance......................................................................................    29
      Section 4.16.    Customer Termination Notices...................................................................    29
      Section 4.17.    Condition of Assets............................................................................    29
      Section 4.18.    Complete and Accurate Records..................................................................    29
      Section 4.19.    No Undisclosed Liabilities.....................................................................    29
      Section 4.20.    Disclosure.....................................................................................    29
      Section 4.21.    NO ADDITIONAL REPRESENTATIONS..................................................................    29

                                       -i-
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
ARTICLE V.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...............................................    30
      Section 5.1.     Organization, Corporate Power and Authorization................................................    30
      Section 5.2.     Binding Effect; Governmental Consents; Noncontravention........................................    30
      Section 5.3.     Brokerage......................................................................................    31
      Section 5.4.     Financing......................................................................................    31
      Section 5.5.     No Litigation..................................................................................    31
      Section 5.6.     Investment.....................................................................................    31
      Section 5.7.     Acknowledgement by the Purchasers..............................................................    31
      Section 5.8.     Sufficiency of Funds...........................................................................    32
      Section 5.9.     Canadian Taxes.................................................................................    32

ARTICLE VI.            COVENANTS......................................................................................    32
      Section 6.1.     Reasonable Best Efforts........................................................................    32
      Section 6.2.     Conduct of Business............................................................................    32
      Section 6.3.     Third Party Consents...........................................................................    35
      Section 6.4.     Employees......................................................................................    36
      Section 6.5.     Employee Benefits..............................................................................    38
      Section 6.6.     Access.........................................................................................    41
      Section 6.7.     Books and Records..............................................................................    41
      Section 6.8.     Subsequent Disclosures by the Parent...........................................................    42
      Section 6.9.     Public Announcements...........................................................................    42
      Section 6.10.    Litigation Support.............................................................................    43
      Section 6.11.    Tax Procedures.................................................................................    43
      Section 6.12.    Sponsorship....................................................................................    44
      Section 6.13.    Covenant Not To Compete........................................................................    44
      Section 6.14.    Use of Name....................................................................................    45
      Section 6.15.    Form 8-K Financials............................................................................    46
      Section 6.16.    Covered Agreement Releases.....................................................................    46
      Section 6.17.    Bulk Sales and Retail Sales Tax Legislation....................................................    46
      Section 6.18.    Vault Cash Agreement Termination and Reconciliation............................................    46
      Section 6.19.    Payment of Certain Fees........................................................................    47
      Section 6.20.    Compliance.....................................................................................    47

ARTICLE VII.           CONDITIONS TO THE CLOSING......................................................................    47
      Section 7.1.     Conditions to each Party's Obligations.........................................................    47
      Section 7.2.     Conditions of the Purchasers' Obligation.......................................................    48
      Section 7.3.     Conditions of the Sellers' Obligations.........................................................    49

ARTICLE VIII.          TERMINATION....................................................................................    49
      Section 8.1.     Termination....................................................................................    49
      Section 8.2.     Effect of Termination..........................................................................    50

ARTICLE IX.            NON-SURVIVAL; INDEMNIFICATION..................................................................    50
      Section 9.1.     Non-Survival of Representations, Warranties, Covenants and Agreement...........................    50
      Section 9.2.     Indemnification................................................................................    50
      Section 9.3.     Notice, Settlements and Other Matters..........................................................    52

                                      -ii-
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
ARTICLE X.             MISCELLANEOUS..................................................................................    54
      Section 10.1.    Confidentiality................................................................................    54
      Section 10.2.    Consent to Amendments..........................................................................    55
      Section 10.3.    Entire Agreement...............................................................................    55
      Section 10.4.    Successors and Assigns.........................................................................    55
      Section 10.5.    Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial............................    55
      Section 10.6.    Notices........................................................................................    55
      Section 10.7.    Schedules......................................................................................    58
      Section 10.8.    Counterparts...................................................................................    58
      Section 10.9.    No Third-Party Beneficiaries...................................................................    58
      Section 10.10.   Headings.......................................................................................    58
      Section 10.11.   Transaction Expenses; Transfer Taxes...........................................................    58
      Section 10.12.   Severability; Bluelining.......................................................................    59
      Section 10.13.   Interpretations................................................................................    59
      Section 10.14.   Further Assurances.............................................................................    60

INDEX TO SCHEDULES AND EXHIBITS

Exhibits

Exhibit A                       List of Assets Transferred by Sellers to Purchasers
Exhibit B                       ATM Branding and Referral Alliance Agreement
Exhibit C                       Master Services Agreement
Exhibit D                       Transition Services Term Sheet
Exhibit E                       Commitment Letter

Schedules

Schedule 1.1A                   Working Capital
Schedule 1.1B                   ACI Restructuring
   Schedule 1.1B(a)(i)          ACI Subsidiary Definitions
   Schedule 1.1B(a)(ii)         Parent Definitions
   Schedule 1.1B(a)(iii)        ACI Definitions
   Schedule 1.1B(b)             Sub Transferred Assets
   Schedule 1.1B(c)             Parent Transferred Assets
   Schedule 1.1B(d)             ACI Distributed Assets
Schedule 1.1C                   Canadian Assets
   Schedule 1.1C(a)             Transferred ATM Equipment
   Schedule 1.1C(b)             Transferred ATM Customer Agreements
   Schedule 1.1C(c)             Transferred IP Rights
   Schedule 1.1C(d)             Transferred Vendor Contracts
Schedule 1.1D                   Vault Cash Agreements
Schedule 1.1E                   Competitors
Schedule 1.1F                   Estimated Vault Cash Agreement Cash
Schedule 3.2(b)                 Parent and Affiliates Governmental and Third Party Consents
Schedule 3.2(c)                 Parent and EFC Binding Effect; Noncontravention
Schedule 4.3                    Financial Statements
Schedule 4.4                    Events Subsequent to Pro Forma Balance Sheet

Schedule 4.6                    Compliance with Law
Schedule 4.9                    Intellectual Property
Schedule 4.10(b)                Leases
Schedule 4.11                   Litigation
Schedule 4.12(a)                Business Contracts
Schedule 4.12(b)                Affiliate Transactions
Schedule 4.14(a)                Employee Benefits
Schedule 4.14(f)                Employment Claims
Schedule 4.15                   Insurance
Schedule 4.16                   Leading Customers
Schedule 4.19                   No Undisclosed Liabilities
Schedule 5.2(b)                 Purchasers' Governmental Consents
Schedule 6.4(a)                 Business Employees
Schedule 6.16                   List of Covered Agreements
Schedule 6.19                   Shared Fees
Schedule 9.2                    Schedule 9.2 Agreements

                               PURCHASE AGREEMENT

      This PURCHASE AGREEMENT (this "Agreement") is made as of September 20, 2004, by and among eFunds Corporation, a Delaware corporation (the "Parent"), eFunds (Canada) Corporation (formerly known as Access Cash Canada Co.), a Nova Scotia unlimited liability company ("EFC"), TRM ATM Corporation, an Oregon corporation ("TRM ATM") and TRM Canada Corporation, a Canadian corporation ("TRM Canada" and collectively with TRM ATM, the "Purchasers" and each a "Purchaser"). The Parent, EFC, TRM ATM and TRM Canada are each sometimes referred to herein as a "Party" and, collectively, as the "Parties." Capitalized terms which are used but not otherwise defined herein are defined in Section 1.1 below.

      WHEREAS, as of the date hereof, (i) the Parent owns all of the outstanding membership interests in Access Cash International LLC, a Delaware limited liability company ("ACI") (the "Interests") and (ii) EFC, an indirect wholly-owned subsidiary of the Parent, owns all of the Transferred Assets;

      WHEREAS, immediately prior to the Closing Date, the Parent will assign and transfer to ACI certain assets of the Parent and ACI will assume certain obligations and liabilities of the Parent related thereto, as further described below;

      WHEREAS, immediately prior to the Closing Date, the ACI Subsidiaries will assign and transfer to ACI certain assets of the ACI Subsidiaries and ACI will assume certain obligations and liabilities of the ACI Subsidiaries related thereto, as further described below;

      WHEREAS, immediately prior to the Closing Date, ACI will distribute to the Parent certain of its assets, including all of its equity ownership interest in the ACI Subsidiaries and in ACI Canada, such that as of the Closing Date, the ACI Subsidiaries and ACI Canada will each be direct wholly-owned Subsidiaries of the Parent, as further described below;

      WHEREAS, TRM ATM is a wholly-owned subsidiary of TRM Corporation, an Oregon corporation ("TRM Parent");

      WHEREAS, TRM Canada is an indirect wholly-owned subsidiary of TRM Parent;

      WHEREAS, concurrently with the execution of this Agreement, the Parent and the TRM ATM will enter into the Master Services Agreement, which will be effective upon the Closing;

      WHEREAS, concurrently with the Closing, TRM ATM and the Parent will enter into the ATM Branding and Referral Alliance Agreement;

      WHEREAS, the Parties desire to enter into this Agreement pursuant to which
(i) the Parent agrees to sell to TRM ATM the Interests and TRM ATM agrees to purchase the Interests from the Parent, and (ii) EFC agrees to sell to TRM Canada the Transferred Assets and TRM Canada agrees to purchase the Transferred Assets from EFC;

      WHEREAS, pursuant to the transactions contemplated by this Agreement, the Sellers will, subject to the terms and conditions herein, transfer to the Purchasers, among other assets, the assets listed on Exhibit A attached hereto;

      NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

                                   ARTICLE I.

                           DEFINITIONS; INTERPRETATION

      SECTION 1.1. DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

      "ACI" has the meaning set forth in the recitals.

      "ACI Assumed Liabilities" has the meaning set forth on Schedule 1.1B(a)(iii).

      "ACI ATM Business" means (i) on the date of this Agreement, the Business conducted by ACI, the ACI Subsidiaries and the Parent, and the ATM Management Services and (ii) on and after the consummation of the ACI Restructuring, the Business of ACI.

      "ACI Canada" means ACI Canada, Inc., a Minnesota corporation.

      "ACI Distributed Assets" has the meaning set forth on Schedule
1.1B(a)(iii).

      "ACI Distribution" means the distribution by ACI of (x) all of ACI's equity ownership interest in the ACI Subsidiaries and ACI Canada to the Parent and (y) the ACI Distributed Assets to the Parent, each of which will occur immediately prior to Closing.

      "ACI Restructuring" means (x) the assignment and transfer to ACI of certain assets of the Parent and the assumption by ACI of certain obligations and liabilities of the Parent related thereto, as described on Schedule 1.1B,
(y) the assignment and transfer to ACI of certain assets of the ACI Subsidiaries and the assumption by ACI of certain obligations and liabilities of the ACI Subsidiaries related thereto, as described on Schedule 1.1B and (z) the ACI Distribution.

      "ACI Subsidiaries" means Evergreen Teller Services, Inc., a California corporation and Samsar ATM Co., Inc., a Washington corporation.

      "ACI Transferred Assets" means the Parent Transferred Assets and the Sub Transferred Assets.

      "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

      "Agreement" has the meaning set forth in the preamble.

      "Assumed Liabilities" has the meaning set forth in Section 2.7.

      "ATM" means automated teller machines or automated banking machines, including the hardware and software necessary to operate the machines.

      "ATM Branding and Referral Alliance Agreement" means the ATM Branding and Referral Alliance Agreement, dated as of the Closing Date, by and between the Parent and TRM ATM, relating to the referral by the Sellers of ATM branding and surcharge-free access service opportunities to TRM ATM, substantially in the form attached as Exhibit B.

      "ATM Division" means the Parent's ATM division.

      "ATM Management Services" means the services described in the Master Services Agreement.

      "Base Business" means the business of owning and selling ATMs (including the hardware and software necessary to deploy and operate the ATMs), setting surcharge rates, determining surcharge and interchange sharing arrangements and providing branding and other forms of surcharge-free access to ATMs.

      "Basket Amount" has the meaning set forth in Section 9.2(a).

      "Business" means (i) the Base Business and (ii) the business of reselling the ATM Management Services.

      "Business Contracts" has the meaning set forth in Section 4.12(a).

      "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in the State of New York or in the city of New York are authorized or required by law or other governmental action to close.

      "Business Financials" has the meaning set forth in Section 6.15(a).

      "Business Intercompany Indebtedness" means Indebtedness owed by ACI to the Parent or any Parent Affiliate as of the Closing Date;

      "Business Tax" means (i) all Taxes required to be paid in respect of the Business by the Parent and its Affiliates or (ii) any Taxes required to be paid by ACI.

      "Business Tax Returns" means all Tax Returns required to be filed in respect of Business Taxes.

      "Canadian ATM Business" means the Business conducted by EFC.

      "Canadian Business Employee" means an employee of EFC who is listed on
Schedule 6.4(a).

      "Canadian Transfer Taxes" means all Canadian sales, use, goods and services and similar transfer Taxes other than Taxes covered by Section 10.11 of this Agreement.

      "Canadian Transferred Employees" has the meaning set forth in Section 6.4(c).

      "Cap Amount" has the meaning set forth in Section 9.2(a).

      "Claim" has the meaning set forth in Section 6.4(g).

      "Closing" has the meaning set forth in Section 2.4.

      "Closing Cash" means the cash and cash equivalents (including marketable securities and short term investments and checks received by ACI or EFC (solely as it relates to the Canadian ATM Business) prior to the Closing Date) held by ACI or EFC as of the Closing Date.

      "Closing Certificate" has the meaning set forth in Section 2.3.

      "Closing Date" has the meaning set forth in Section 2.4.

      "Closing Indebtedness" means the Indebtedness of ACI and EFC (solely as it relates to the Canadian ATM Business) as of immediately prior to the Closing (excluding (i) any intercompany Indebtedness to be cancelled on or prior to the Closing and (ii) the Onset Guarantees).

      "Closing Working Capital" means the Working Capital as of the Closing
Date.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Commitment Letter" has the meaning set forth in Section 5.4.

      "Competing Business" means directly or indirectly owning or deploying any ATMs where the revenue stream includes compensation from surcharge and/or interchange fees or acquiring any independent ATM services organization; provided, however, that (i) owning or operating (a) any electronic deposit taking or check processing functionality or (b) ATMs on the premises of any Parent or Parent Affiliate location, and (ii) engaging in any of the activities contemplated by the Master Services Agreement, in each case, shall not be deemed a Competing Business for any purposes hereunder.

      "Competitors" means each of the entities listed on Schedule 1.1E.

      "Confidential Information" has the meaning set forth in Section 10.1(b).

      "Confidentiality Agreement" has the meaning set forth in Section 6.6.

      "Constituent Documents" means the articles of association, articles of incorporation, certificate of incorporation, by-laws, limited liability company agreement and/or other organizational documents, as applicable, of any Person.

      "Contract" means, with respect to any Person, any oral or written agreement, undertaking, contract, indenture, deed of trust or other instrument, document or agreement by which that Person, or any of its properties, is bound and/or subject.

      "Controlled Subsidiary" has the meaning set forth in Section 6.13.

      "Covered Agreements" means those Contracts, equipment leases and other guarantees described on Schedule 6.16.

      "Customer" means a Person or Persons to whom EFC provides ATM Management Services.

      "Customer Documentation" means all existing records and data relating to Customers, whether on paper, microfilm, microfiche, magnetic tape, computer disk or in any other form, but only in the media in which such records and data are maintained by or on behalf of EFC as of the date hereof.

      "Defaulting Party" has the meaning set forth in Section 8.2.

      "Disclosure Schedule" has the meaning set forth in the preamble to Article IV.

      "Disposal" has the meaning set forth in the Solid Waste Disposal Act.

      "earned but unused" has the meaning set forth in Section 6.5(a).

      "EFC" has the meaning set forth in the preamble.

      "EFC Assumed Liabilities" means, other than the Excluded Liabilities, any and all Liabilities related to, associated with or arising out of the ownership or operation or performance of the Transferred Assets or the operation of the Canadian ATM Business, including, without limitation:

      (a) all Liabilities of EFC arising under the Transferred ATM Customer Agreements;

      (b) all Liabilities arising under any and all Contracts principally related to the Canadian ATM Business, including the Contracts specified in Section 6.5(b);

      (c)   all Liabilities of EFC arising under the Transferred Vendor
            Contracts;

      (d) all accounts payable reflected on the books and records of EFC that remain unpaid as of the Closing Date;

      (e) all Liabilities of EFC arising under any distributor or referral agreements relating to the Canadian ATM Business;

      (f)   all Liabilities of EFC arising under the Transferred ATM Equipment;

      (g) all Liabilities arising out of or relating to any Canadian Transferred Employee grievance;

      (h) all Liabilities for or in respect of Taxes other than Income Taxes and Canadian Transfer Taxes in connection with the ownership or operation of the Transferred Assets or the operation of the Canadian ATM Business; and

      (i) any and all other Liabilities relating to the Transferred Assets or the Canadian ATM Business that are not expressly included in the definition of Excluded Liabilities.

      "EFC Benefit Plans" has the meaning set forth in Section 6.5(g).

      "EFC Retirement Plans" has the meaning set forth in Section 6.5(f).

      "Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in ERISA Section 3(3)) and each other material employee benefit plan, program or arrangement maintained by the Parent, EFC, ACI or any of their Affiliates or to which the Parent, EFC, ACI or any of their Affiliates contributes and which provide benefits to U.S. Business Employees or Canadian Business Employees.

      "Environmental Laws" means all federal (U.S. and Canadian), state, provincial, territorial and local statutes, regulations or ordinances concerning the pollution or protection of the environment, including without limitation the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, and the Emergency Planning and Community Right to Know Act of 1986.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Estimated Closing Cash" has the meaning set forth in Section 2.3.

      "Estimated Closing Indebtedness" has the meaning set forth in Section 2.3.

      "Estimated Closing Working Capital" has the meaning set forth in Section 2.3.

      "Estimated Purchase Price" has the meaning set forth in Section 2.3.

      "Estimated Vault Cash" has the meaning set forth in Section 2.3.

      "Estimated Vault Cash Agreement Cash" means the estimate of the Vault Cash Agreement Cash calculated in accordance with Schedule 1.1F and set forth in the Closing Certificate.

      "ETA" has the meaning set forth in Section 4.7(f).

      "Excluded Assets" means the following assets of EFC:

      (a) all right, title and interest of EFC in, to and under all Contracts and licenses to which EFC is a party and that are not principally related to the operation of the Canadian ATM Business,

      (b) all accruals and related cash for bonuses for Canadian Business Employees appearing on the books and records of EFC;

      (c) insurance policies maintained by or for the benefit of EFC and all claims accrued thereunder;

      (d)   all Intellectual Property other than the Transferred IP Rights;

      (e) any assets, whether or not constituting Transferred Assets, sold or otherwise disposed of prior to the Closing in the ordinary course of business and not in violation of this Agreement;

      (f) all assets relating to EFC's employee benefit and retirement agreements, plans or other arrangements including, without limitation, the EFC Retirement Plans and the EFC Benefit Plans;

      (g) all rights, claims, credits, causes of action or rights of set-off against third parties not relating principally to the Transferred Assets or the Canadian ATM Business or which relate principally to an Excluded Liability;

      (h) all licenses, permits or other authorizations of any Government Entities Authorities held or used by EFC and not principally related to the Transferred Assets or the Canadian ATM Business;

      (i)   all of EFC's right, title and interest in real property;

      (j) all books and records (other than those specifically related to the Transferred Assets), office equipment and similar items of personal property of EFC other than the Transferred ATM Equipment;

      (k) all current Income Tax receivables, deferred Tax assets and prepaid Income Taxes, Income Tax payments due from Affiliates, and entitlements to refunds or credits for overpayment of Income Taxes; and

      (l) all current Canadian Transfer Tax receivables, prepaid Canadian Transfer Taxes, Canadian Transfer Tax payments due from Affiliates, and entitlements to refunds or credits for overpayment of Canadian Transfer Taxes; and

      (m) all right, title and interest of EFC in and to any and all other assets and properties, of any kind whatsoever, which are not principally related to in the Transferred Assets or the operation of the Canadian ATM Business.

      "Excluded Liabilities" means the following Liabilities of EFC:

      (a) all Liabilities for Income Taxes, including Income Tax payments due to Affiliates;

      (b)   all Liabilities for Canadian Transfer Taxes

      (c) all Liabilities to the extent principally related to any and all of the Excluded Assets; and

      (d)   all Liabilities of EFC to any shareholder or Affiliate of EFC.

      "Final Adjustment Statement" has the meaning set forth in Section 2.6(e).

      "Final Post-Closing Adjustment" has the meaning set forth in Section
2.6(e).

      "Financial Statements" has the meaning set forth in Section 4.3.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Government Entity" means any federal, state, provincial, territorial, municipal, local or foreign (including, without limitation, Canadian) government or any political subdivision thereof, or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (including, without limitation, Canadian).

      "GST/HST" has the meaning set forth in Section 10.11(f).

      "Historical Financial Statements" has the meaning set forth in Section
4.3.

      "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

      "Income Tax" or "Income Taxes" means all federal, state, provincial, territorial, local and foreign income Taxes which are based on a measure of net income, all federal, provincial and territorial large corporations Taxes and capital Taxes and all other Taxes levied under the Income Tax Act (Canada) and corporate income tax statutes of any province or territory of Canada.

      "Indebtedness" of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade liabilities and accrued expenses and liabilities, in each case to the extent incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized lease obligations, and (d) any obligation of the type described in clauses (a) through (c) above of another Person for which and to the extent such Person has or many become liable pursuant to a guarantee of payment or performance.

      "Indemnified Party" has the meaning set forth in Section 9.3(a).

      "Indemnifying Party" has the meaning set forth in Section 9.3(a).

      "Independent Accountants" has the meaning set forth in Section 2.6(c).

      "Intellectual Property" shall mean the following and all rights associated therewith: (a) all domestic and foreign patents, and applications therefor, and all reissues, reexaminations, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements; (c) trade secrets, confidential and proprietary information, know how, technology, technical data and customer lists, financial and marketing data, pricing and cost information, business and marketing plans, databases and compilations of data, rights of privacy and publicity, and all documentation relating to any of the foregoing; (d) all copyrights, copyright registrations and applications therefor, unregistered copyrights, the content of all World Wide Web sites, and all other rights corresponding thereto throughout the world; (e) all mask works, mask work registrations and applications therefor; (f) all industrial designs and any registrations and applications therefor; (g) all trade names, corporate names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (h) any and all Internet domain names and Web sites (including all software and applications, and all components and/or modules thereof), used in connection therewith; and (i) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, and all documentation related to any of the foregoing.

      "Intellectual Property of the Base Business" shall mean any Intellectual Property that: (a) is solely owned by, or exclusively licensed to, ACI (on and after the consummation of the ACI Restructuring), or (b) is used by ACI or EFC solely in the operation of the Base Business (for the avoidance of doubt, including but not limited to software necessary to operate the ATMs).

      "Interests" has the meaning set forth in the recitals.

      "Interim Period" has the meaning set forth in Section 6.8.

      "Investment Canada Act" means the Investment Canada Act, R.S.C. 1985, Chap. 28 (1st Supplement), as amended.

      "IRS" means the United States Internal Revenue Service.

      "Knowledge" means, (i) with respect to the Parent, the actual knowledge of Paul F. Walsh, Thomas S. Liston, Kevin L. Reager, David McCrary and Steven F. Coleman after reasonable inquiry and (ii) with respect to the Purchasers, the actual knowledge of Kenneth L. Tepper, Thomas W. Mann, Daniel E. O'Brien and Danial J. Tierney after reasonable inquiry.

      "Leases" has the meaning set forth in Section 4.10(b).

      "Legal Requirement" means any requirement arising under any action, law, treaty, applicable common law, rule or regulation, determination or direction of an arbitrator or Government Entity, including any Environmental Law.

      "Liability" or "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable.

      "Liens" shall mean, with respect to any asset or security, any mortgage, pledge, option, lien, security interest, proxy, voting trust or agreement, charge, claim, encroachment, defect of title, right of first refusal, easement, encumbrance or restriction of any kind or nature, including any restriction on use or transfer.

      "Litigation" has the meaning set forth in Section 4.11.

      "Losses" has the meaning set forth in Section 9.2(a).

      "Master Services Agreement" means the Master Services Agreement, dated as of the date hereof, by and between the Parent and TRM ATM, relating to the exclusive provision of processing and ATM Management Services by the Parent and its Affiliates to TRM ATM and its Affiliates after the Closing Date, substantially in the form attached as Exhibit C.

      "Material Adverse Effect" means a material adverse effect on the business, prospects, properties, assets, liabilities, results of operations or financial condition of the Business, but excluding any effect resulting from or relating to (i) general economic conditions or general effects on the industry in which the Business is primarily engaged, in either case, that do not affect the Business in a materially disproportionate manner (including as a result of any of the following that do not affect the Business in a materially disproportionate manner (a) an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or (b) the occurrence of any other calamity or crisis (including any act of terrorism) or any change in financial, political or economic conditions in the United States or elsewhere), (ii) resulting from the public announcement of the transactions contemplated by this Agreement or (iii) relating to or resulting from action taken by the Purchasers or any of their Affiliates or representatives.

      "Minnesota HMO" means the health maintenance organization underwritten by Health Partners, Inc., available to employees of the Business resident in Minnesota.

      "Offer" has the meaning set forth in Section 6.4(c).

      "Onset Guarantees" means the Parent's obligations with respect to the Vendor Funding Agreement between EFC and Onset Capital Corporation dated March 26, 2001 and the Vendor Funding Agreement between EFC and Onset Capital Corporation dated June 12, 2002.

      "Parent" has the meaning set forth in the preamble.

      "Parent Affiliate" means an Affiliate of the Parent other than ACI.

      "Parent Assumed Liabilities" has the meaning set forth in Schedule 1.1B(a)(ii).

      "Parent Intercompany Indebtedness" means Indebtedness owed by the Parent or any Parent Affiliate to ACI as of the Closing Date.

      "Parent Transferred Assets" has the meaning set forth in Schedule 1.1B(a)(ii).

      "Parent's Account" has the meaning set forth in Section 2.5(a)(i).

      "Party" has the meaning set forth in the preamble.

      "Past Service" has the meaning set forth in Section 6.5(a).

      "Permitted Liens" means (i) liens for taxes or assessments and similar charges, which either (a) are not delinquent or (b) are being contested in good faith and by appropriate proceedings, and have been included in the calculation of Closing Working Capital and (ii) mechanics', materialmen's or contractors' liens or encumbrances or any similar statutory lien or restriction for amounts not yet due or payable or have been included in the calculation of Closing Working Capital.

      "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.

      "Preliminary Adjustment Statement" has the meaning set forth in Section 2.6(a).

      "Preliminary Post-Closing Adjustment" has the meaning set forth in Section 2.6(a).

      "Pro Forma Balance Sheet" has the meaning set forth in Section 4.3.

      "Purchase Price" has the meaning set forth in Section 2.2.

      "Purchaser" and "Purchasers" each has the meaning set forth in the preamble.

      "Purchaser Material Adverse Effect" means a material adverse effect on the business, prospects, properties, liabilities, results of operations or financial condition of either Purchaser or upon either Purchaser's ability to perform this Agreement, consummate the transactions contemplated hereby or otherwise perform hereunder.

      "Purchaser Welfare Plans" has the meaning set forth in Section 6.5(d).

      "QST" has the meaning set forth in Section 10.11(f).

      "QSTA" has the meaning set forth in Section 4.7(f).

      "Restructuring Closing Date" means the date and time of the Restructuring Closing.

      "Restructuring Documents" means the documents executed in connection with the ACI Restructuring, which documents shall be in form and substance reasonably acceptable to the Parties.

      "Retained Names and Marks" has the meaning set forth in Section 6.14(a).

      "Sale" means the purchase by the Purchasers from the Sellers of the Interests and the Transferred Assets in accordance with the terms and conditions set forth in this Agreement.

      "Section 9.2 Agreements" has the meaning set forth in Section 9.2.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Securicor Agreement" means the Cash Funding & ABM Services Agreement between Efunds (Canada) Co. and Securicor Canada Limited dated February 1, 2002.

      "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Seller" means the Parent or EFC, as the case requires, and "Sellers" means the Parent and EFC, collectively.

      "Sellers' Welfare Plans" has the meaning set forth in Section 6.5(d).

      "Sub Assumed Liabilities" has the meaning set forth in Schedule
1.1B(a)(i).

      "Sub Transferred Assets" has the meaning set forth in Schedule 1.1B(a)(i).

      "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which
(i) if a corporation or a limited liability company (with voting securities), a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company (without voting securities), partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

      "Taxes" (including the terms "Tax" and "Taxing") means any and all taxes, duties, customs, charges, fees, levies or other assessments, including, without limitation, income, large corporations, capital, excise, real or personal property, sales, use, multi-stage, ad valorem, consumption, stamp, goods and services, value added, license, net worth, transfer and recording taxes, gross receipts, fees and charges, imposed by the IRS or any other taxing authority or any Government Entity; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

      "Tax Return" means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, amended return and declaration of estimated Tax.

      "Terminated Vault Cash Agreements" means the agreements listed on Schedule 1.1D; provided, however, that the Securicor Agreement will be a Terminated Vault Cash Agreement if it is terminated pursuant to Section 6.3 but not if it is to be assumed by TRM Canada at the Closing and EFC is released from its obligations thereunder.

      "Transaction Agreements" means this Agreement, the Master Services Agreement, the ATM Branding and Referral Alliance Agreement, the Transition Services Agreement, the Restructuring Documents and the Assignment Agreements.

      "Transferred Assets" means all right, title and interest of EFC in, to and under the assets used principally by EFC in the operation of the Base Business including but not limited to the following assets, Contracts and properties, except to the extent they constitute Excluded Assets:

      (a)   the Transferred ATM Customer Agreements;

      (b)   the Transferred Vendor Contracts;

      (c)   the Transferred ATM Equipment;

      (d)   the Customer Documentation;

      (e) all licenses, permits or other authorizations of any Government Entities held or used by EFC that are necessary for the ownership, operation or use of any of the Transferred Assets described in clauses (a) through (d) above;

      (f) all outstanding offers or solicitations made by or to EFC to enter into any Transferred ATM Customer Agreements;

      (g) all distributor and referral arrangements maintained by EFC in its operation of the Canadian ATM Business;

      (h) all receivables associated with the operation of the Canadian ATM Business;

      (i)   all of EFC's interest in and to the Transferred IP Rights; and

      (j) all of EFC's right, title and interest in and to all property, assets and rights owned, leased or held for use by EFC which are primarily used in the Canadian ATM Business;

      (k) all Vault Cash physically held in any of the ATMs owned or operated by EFC as of the Closing Date: and

      (l)   Bank of Montreal Account Number 38582-1014948

      "Transferred ATM Equipment" means the equipment and related assets set forth on Schedule 1.1C(a) hereto.

      "Transferred ATM Customer Agreements" means each Contract pursuant to which EFC performs ATM Management Services including those listed on Schedule 1.1C(b) hereto which represent the Transferred ATM Customer Agreements expected to generate in excess of $100,000 (Canadian) per annum.

      "Transferred IP Rights" shall mean all Intellectual Property used solely in the operation of the Base Business, including but not limited to the Intellectual Property listed on Schedule 1.1C(c) hereto.

      "Transferred Vendor Contracts" means the Contracts listed on Schedule 1.1C(d) hereto.

      "Transition Names" has the meaning set forth in Section 6.14(b).

      "Transition Period" has the meaning set forth in Section 6.14(a).

      "Transition Services Agreement" means the Transition Services Agreement, dated as of the Closing Date, by and between the Parent and the Purchasers relating to the matters set forth on Exhibit D and such other matters as the Parties agree in form and substance reasonably acceptable to the Parties.

      "TRM ATM" has the meaning set forth in the preamble.

      "TRM Canada" has the meaning set forth in the preamble.

      "TRM Canada Benefit Plans" has the meaning set forth in Section 6.5(g).

      "TRM Canada Retirement Plans" has the meaning set forth in Section 6.5(f).

      "TRM Parent" has the meaning set forth in the recitals.

      "U.S. Business Employees" has the meaning set forth in Section 6.4(a).

      "Vault Cash" means the cash owned by the Parent or any of its Affiliates which is physically held in ATMs owned or managed by the Business as of the Closing Date.

      "Vault Cash Agreement Cash" means the cash (other than Vault Cash) supplied by Vault Cash Providers to ATMs under the Vault Cash Agreements that is physically held in such ATMs as of the Closing Date.

      "Vault Cash Agreements" means those agreements listed on Schedule 1.1D, pursuant to which the Vault Cash Providers provide cash to supply ATMs owned or managed by the Business.

      "Vault Cash Providers" means the counterparties to the Vault Cash Agreements with the Parent or EFC.

      "Working Capital" of the Business is defined, and shall be calculated in accordance with the formula set forth, on Schedule 1.1A. Any additional accounts opened in the general ledgers of the Business after the date hereof with respect to any category of asset or liability included on Schedule 1.1A shall be included in the calculation of Working Capital consistent with the calculation set forth on such Schedule.

      "Working Capital Target" means negative $2,900,000.

      SECTION 1.2. INTERPRETATION. Unless otherwise indicated to the contrary herein by the context or use thereof (i) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof, (ii) the word "including" means "including, but not limited to", (iii) words importing the singular will also include the plural, and vice versa, and (iv) any reference to any federal, state, provincial, territorial, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder. Except where expressly noted, references to $ will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

                                   ARTICLE II.

                           PURCHASE AND SALE; CLOSING

      SECTION 2.1. EXECUTION; PURCHASE AND SALE. (a) Simultaneous with the execution and delivery of this Agreement, TRM ATM and the Parent shall execute and deliver the Master Services Agreement together with such other certificates, instruments and documents as may be reasonably requested by the other Parties.

            (b) At the Closing, subject to the terms and conditions set forth in
Article VII below, TRM ATM shall purchase from the Parent, and the Parent shall convey, assign, transfer, and deliver to TRM ATM, the Interests.

            (c) At the Closing, subject to the terms and conditions set forth in
Article VII below, TRM Canada shall purchase from EFC, and EFC shall sell, convey, assign, transfer, and deliver to TRM Canada, the Transferred Assets. TRM Canada will assume, pay, defend, discharge and perform as and when due the EFC Assumed Liabilities.

      SECTION 2.2. PURCHASE PRICE. The aggregate cash purchase price (the "Purchase Price") to be paid by the Purchasers for the Interests and the Transferred Assets shall be an amount equal to:

            (a) $150,000,000;

            (b) plus an amount equal to the Closing Cash;

            (c) plus an amount equal to the Vault Cash;

            (d) plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target or minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital; and

            (e) minus the amount of any Closing Indebtedness.

      payable as described in Section 2.5 below.

      SECTION 2.3. CLOSING CERTIFICATE; ESTIMATED PURCHASE PRICE. On the day before the Closing, the Parent shall estimate in good faith the amount of the Closing Cash, the Vault Cash, the Vault Cash Agreement Cash, the Closing Working Capital and the Closing Indebtedness, in accordance with the second sentence of
Section 2.6(a), and deliver to the Purchasers a certificate signed by an officer of the Parent setting forth such estimates (the "Closing Certificate"). As used herein, "Estimated Closing Cash", "Estimated Vault Cash", "Estimated Vault Cash Agreement Cash", "Estimated Closing Working Capital" and "Estimated Closing Indebtedness" mean the estimates of the Closing Cash, the Vault Cash, the Vault Cash Agreement Cash, the Closing Working Capital and the Closing Indebtedness set forth in the Closing Certificate and "Estimated Purchase Price" means an amount equal to the Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Closing Cash is equal to the Estimated Closing Cash, the Vault Cash is equal to the Estimated Vault Cash and the Closing Working Capital is equal to the Estimated Closing Working Capital and the Closing Indebtedness is equal to the Estimated Closing Indebtedness.

      SECTION 2.4. THE CLOSING. The closing of the Sale and the transactions relating thereto (collectively, the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 (or at such other location as the Parties may agree), commencing at 10:00 a.m. local time on the third Business Day following the satisfaction or waiver of all conditions (specified in Sections 7.1, 7.2 and 7.3) to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties shall take at the Closing itself) or such other time and date as the Parties may agree. The date and time of the Closing are referred to as the "Closing Date."

      SECTION 2.5. PAYMENT OF THE PURCHASE PRICE; CLOSING DELIVERABLES. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Sections 7.1, 7.2 and 7.3, as applicable:

            (a) The Purchasers shall deliver or cause to be delivered to:

                  (i) the Parent, (A) the Estimated Purchase Price specified in the Closing Certificate as payable for the Interests and the Transferred Assets and (B) ninety-five percent (95%) of the Estimated Vault Cash Agreement Cash, by wire transfer of immediately available funds, to an account or accounts designated by the Parent (the "Parent's Account") and notified to the Purchasers not less than three Business Days prior to the Closing Date (the Parent to receive the portion of the Estimated Purchase Price allocable to the Transferred Assets as agent for EFC);

                  (ii) the Parent, original counterparts of the Transaction Agreements to which either Purchaser or any Affiliate of the Purchasers is a party, in each case, duly executed by such Purchaser or the applicable Affiliate of the Purchasers;

                  (iii) the Sellers, if not previously delivered to the Sellers pursuant to Section 7.3(b), the certificates required pursuant to Section 7.3(b); and

                  (iv) the Sellers, a certificate, certified by the Secretary of each Purchaser, certifying (A) the resolutions of such Purchaser's board of directors authorizing each of the Transaction Agreements to which such Purchaser is a party and the transactions contemplated by such Transaction Agreements, (B) the certificate of incorporation and bylaws of such Purchaser and (C) incumbency matters.

            (b) The Sellers shall deliver or cause to be delivered to the
Purchasers:

                  (i) such instruments of assignment and transfer as shall be necessary to transfer to TRM ATM all of the Parent's right, title and interest in and to the Interests owned by the Parent, in form and substance reasonably acceptable to the Parties;

                  (ii) such instruments of assignment and transfer as shall be necessary to transfer to TRM Canada all of EFC's right, title and interest in and to the Transferred Assets owned by EFC, in form and substance reasonably acceptable to the Parties;

                  (iii) a certificate, certified by the applicable Seller's Secretary, certifying (A) the resolutions of each Seller's board of directors (or equivalent) authorizing each of the Transaction Agreements to which such Seller is a party and the transactions contemplated by such Transaction Agreements, (B) the certificate of incorporation and bylaws of the Parent and
(C) incumbency matters; and

                  (iv) a certificate, certified by the applicable officer of ACI, certifying (A) the resolutions of each of the board of directors (or equivalent) of ACI, as applicable, authorizing each of the Transaction Agreements to which ACI is a party and the transactions contemplated by such Transaction Agreements, (B) the Constituent Documents of ACI, and (C) incumbency matters;

                  (v) good standing certificates (or local equivalent) of the Sellers and ACI, certified by the appropriate Governmental Entity, dated a date no earlier than ten (10) days prior to the Closing Date;

                  (vi) original counterparts of the Transaction Agreements, in each case, duly executed by the parties thereto (other than Purchasers or any Affiliate of the Purchasers);

                  (vii) if not previously delivered to the Purchasers pursuant to Section 7.2(b), the certificates required pursuant to Section 7.2(b);

                  (viii) a certificate stating that ACI is not a "foreign" person within the meaning of Section 1445 of the Code, which certificate shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2); and

                  (ix) opinions of counsel to the Sellers addressed to the Purchasers in form and substance agreed upon by the Parties.

            (c) The Sellers shall deliver, or otherwise make available, to Purchasers all of the contracts of the Business, including the Business Contracts and all of the books and records of the Business, including all books and records of EFC (solely as it relates to the Canadian ATM Business) and ACI, after giving effect to the Restructuring Closing.

      SECTION 2.6. POST-CLOSING ADJUSTMENT.

            (a) Within forty-five (45) days after the Closing Date, the Parent shall cause to be prepared and delivered to the Purchasers (i) an adjustment statement setting forth the amount of the Closing Cash, the Vault Cash, the Closing Working Capital and the Closing Indebtedness (the "Preliminary Adjustment Statement") and (ii) based on the Closing Cash, the Vault Cash, the Closing Working Capital and the Closing Indebtedness as derived therefrom, the Parent's written calculation of the Purchase Price, and the adjustments necessary to reconcile the Estimated Purchase Price to the Purchase Price (the "Preliminary Post-Closing Adjustment"). The Preliminary Adjustment Statement shall each be prepared as of 12:01 a.m. on the Closing Date consistent with, and using the same accounting methods, policies, practices and procedures as used in the preparation of the Pro Forma Balance Sheet as if the Closing Date was an interim month end, except that the Preliminary Adjustment Statement shall only reflect those assets and liabilities of the Business necessary to calculate the Closing Cash, the Vault Cash, the Closing Working Capital and the Closing Indebtedness and shall include details reasonably sufficient to enable Purchasers to determine whether it was prepared in accordance with this clause
(a).

            (b) The Purchasers shall review the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment and, if the Purchasers reasonably believe that either was not prepared in accordance with Section 2.6(a), the Purchasers shall so notify the Parent no later than the tenth (10) Business Day after the Purchasers' receipt thereof, setting forth in such notice the Purchasers' objection or objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which the Purchasers claim are required to be made thereto in order to conform the same to the terms of Section 2.6(a). Any notice of objection delivered pursuant to this Section 2.6(b) shall specify in reasonable detail the nature of any disagreement so asserted.

            (c) Each Party shall cooperate fully with all representatives of the other Parties in the preparation and review of the Preliminary Adjustment Statement, including, without limiting the generality of the foregoing, causing the books and records of the Business to be made available after the Closing during normal business hours to such representatives upon reasonable advance notice, and shall cause the necessary personnel of the Business to assist such representatives in the preparation and/or review of the Preliminary Adjustment Statement, including, without limitation, granting such Persons access to the facilities and other assets of the other upon reasonable advance notice.

            (d) If the Purchasers timely notify the Parent in accordance with
Section 2.6(b) of an objection by the Purchasers to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if the Purchasers and the Parent are unable otherwise to resolve such dispute through good faith negotiations between the Purchasers and the Parent within fifteen (15) days after the Purchasers' delivery of such notice of objection, then the Parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, the New York, New York office of BDO Seidman, LLP, or such other accounting firm of national reputation as shall be mutually acceptable to the Purchasers and the Parent (the "Independent Accountants"). The Independent Accountants shall determine and report in writing to the Purchasers and the Parent as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to the Purchasers, the Parent and their respective Affiliates. The fees and disbursements of the Independent Accountants shall be shared equally by the Purchasers on the one hand and the Parent on the other hand.

            (e) The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the "Final Adjustment Statement" and the "Final Post-Closing Adjustment," respectively, and as such shall become final, binding and conclusive upon the Purchasers, the Parent and their respective Affiliates for all purposes of this Agreement, upon the earliest to occur of the following:

                  (i) the mutual acceptance by the Purchasers and the Parent of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by the Purchasers and consented to by the Parent;

                  (ii) the expiration of ten (10) Business Days after the Purchasers' receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by the Purchasers in accordance with Section 2.6(b); or

                  (iii) the delivery to the Purchasers and the Parent by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.6(c).

            (f) If the Purchase Price, calculated as set forth in Section 2.2, as finally determined in accordance with this Section 2.6, is greater than the Estimated Purchase Price, then the Purchasers shall pay the amount of such difference to the Parent (to the extent appropriate, as agent of EFC) by means of a wire transfer of immediately available funds to the Parent's Account. If the Purchase Price, calculated as set forth in Section 2.2, as finally determined in accordance with this Section 2.6, is less than the Estimated Purchase Price, the Parent (if appropriate, as agent of EFC) shall pay the amount of such difference to the Purchasers by means of a wire transfer of immediately available funds to an account designated by the Purchasers. The Final Post-Closing Adjustment, if any, shall be due and payable pursuant to this

Section 2.6(f) no later than five (5) Business Days after the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment become the Final Adjustment Statement and the Final Post-Closing Adjustment, respectively, pursuant to Section 2.6(e).

            (g) The reconciliation and post-closing adjustment relating to Vault Cash Agreements shall take place as set forth in Section 6.18. The procedure for the reconciliation and post-closing adjustment relating to Vault Cash shall be specified in the Transition Services Agreement.

      SECTION 2.7. ASSUMED OBLIGATIONS. The Purchasers acknowledge and agree that, following the Closing, and except as expressly provided herein, ACI (as to the Parent Assumed Liabilities and Sub Assumed Liabilities) shall be and remain, and TRM Canada (as to the EFC Assumed Liabilities) shall be, obligated for their liabilities and obligations, including, as applicable, the Parent Assumed Liabilities, the Sub Assumed Liabilities and the EFC Assumed Liabilities (collectively, the "Assumed Liabilities"), and ACI and TRM Canada, as applicable, shall pay, perform and discharge the Assumed Liabilities from and after Closing.

      SECTION 2.8. EXCLUDED ASSETS. Other than the Transferred Assets and the Interests, the Sellers shall not sell, transfer, assign, convey or deliver to the Purchasers any of their respective rights, titles to or interests in or to the Excluded Assets. Excluded Assets are not part of the transactions contemplated hereby and shall remain the assets, and properties of the Sellers after the Closing and the Sellers may take, or cause to be taken, any action with respect to the Excluded Assets, notwithstanding any provisions herein.

      SECTION 2.9. EXCLUDED LIABILITIES. Notwithstanding anything contained herein to the contrary, TRM Canada shall not and does not assume, agree to pay, perform or discharge any of the Excluded Liabilities.

      SECTION 2.10. INTENTIONALLY OMITTED.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                           CONCERNING THE TRANSACTION

      As a material inducement to the Purchasers to enter into this Agreement and to purchase the Interests and the Transferred Assets, the Parent hereby represents and warrants as of the date of this Agreement and as of the Closing Date as follows:

      SECTION 3.1. ORGANIZATION, CORPORATE POWER AND AUTHORIZATION. The Parent is validly existing and in good standing under the laws of the jurisdiction of its incorporation and the Parent has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements by the Parent or applicable Affiliate of the Parent have been duly authorized by the Parent or such Affiliate.

      SECTION 3.2. BINDING EFFECT; GOVERNMENTAL CONSENTS; NONCONTRAVENTION.

            (a) This Agreement and the other Transaction Agreements to be executed simultaneously with this Agreement have been, and the other Transaction Agreements to be executed immediately prior to the Closing will be, duly executed and delivered by the Parent or the applicable Affiliate of the Parent party thereto. This Agreement and the other Transaction Agreements to be executed simultaneously with this Agreement constitute, and the other Transaction Agreements to be executed immediately prior to the Closing will constitute, a valid and binding obligation of the Parent or the applicable Affiliate of the Parent party thereto and are (or, in the case of the Transaction Agreements to be executed immediately prior to the Closing, will be) enforceable against the Parent or such Affiliate, as applicable, in accordance with their terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

            (b) Except as set forth on Schedule 3.2(b) and except for the applicable requirements of the HSR Act and the Investment Canada Act, no notices, reports or other filings are required to be made by the Parent or any of its Affiliates with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or any of its Affiliates from, any Government Entity or other Person in connection with the execution, delivery or performance of this Agreement and the other Transaction Agreements by the Parent or its Affiliates or the consummation by them of the transactions contemplated hereby or thereby, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not have a Material Adverse Effect.

            (c) Except as set forth on Schedule 3.2(c), the execution, delivery and performance by the Parent and Affiliates of the Parent, as applicable, of this Agreement and the other Transaction Agreements to which they are a party do not, and the consummation of the transactions contemplated hereby will not:

                  (i) breach or violate the Constituent Documents of the Parent or such Affiliate, as applicable;

                  (ii) breach or violate any material Legal Requirement applicable to the Parent or such Affiliate, as applicable;

                  (iii) breach, violate or result in a default under the terms, conditions or provisions of, any Business Contract, or give any third party the right to terminate or cancel any right of the Parent or such Affiliate, as applicable, under any Business Contract, or accelerate the performance of its obligations thereunder, in each case where such Business Contract is binding upon the Business; or

                  (iv) result in the creation of any Lien on any assets, properties or rights of the Business pursuant to any provision of any Business Contract (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws and except to the extent that the obligations imposed by this Agreement constitute a Lien).

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                 CONCERNING ACI, EFC AND THE TRANSFERRED ASSETS

      As a material inducement to the Purchasers to enter into this Agreement and to purchase the Interests and the Transferred Assets hereunder, the Parent hereby represents and warrants to the Purchasers that the statements contained in this Article IV will be correct and complete as of the Closing Date after giving effect to the ACI Restructuring, except as set forth in the disclosure schedule accompanying this Agreement (as updated pursuant to Section 6.8, the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered paragraphs contained in this Article IV and Parent shall use good faith efforts to include disclosed items on the most appropriate paragraph and shall use good faith efforts to provide clear cross-references to other paragraphs, when appropriate; provided, however, that any event, fact or circumstance disclosed in any numbered paragraph of the Disclosure Schedule shall be deemed to be a disclosure for all other numbered paragraphs of the Disclosure Schedule.

      SECTION 4.1. ORGANIZATION, QUALIFICATION, CORPORATE POWER, OWNERSHIP OF INTERESTS.

            (a) ACI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Parent holds of record, owns beneficially and has good and marketable title to the Interests, free and clear of any Liens (other than restrictions on transfer arising under the Securities Act and state or foreign securities laws). Neither the Parent nor any of its Affiliates is a party to any voting trust, proxy, or other agreement or understanding with respect to the issuance, voting or transfer of the Interests.

            (b) EFC is an unlimited liability company duly formed, validly existing and in good standing under the laws of the Province of Nova Scotia and has all necessary unlimited liability company power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. EFC is an indirect wholly owned subsidiary of the Parent.

            (c) ACI (i) has the limited liability company power and authority, and possesses all material governmental franchises, licenses, permits, authorizations and approvals, necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as currently conducted and (ii) where applicable, is duly qualified and in good standing to do business as a foreign company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification or good standing necessary.

            (d) There are no corporations, partnerships, joint ventures, associations or other entities in which EFC owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

      SECTION 4.2. CAPITALIZATION; SUBSIDIARIES.

            (a) ACI does not have any membership interests or common stock, as the case may be, issued or outstanding other than the Interests. The Interests have been duly authorized and are held of record by the Parent. There are no outstanding warrants, options, rights, agreements, convertible or exchangeable securities or other commitments pursuant to which ACI is or may become obligated to issue, sell, purchase, return or redeem any membership interests or common stock as the case may be.

            (b) The Interests have not been issued in violation of any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable Legal Requirements, the Constituent Documents of ACI, or any contract, agreement or instrument to which ACI, is subject or by which ACI is bound.

            (c) There are no corporations, partnerships, joint ventures, associations or other entities in which ACI owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

      SECTION 4.3. FINANCIAL STATEMENTS. The following financial statements are referred to hereafter, collectively, as the "Financial Statements": (i) an unaudited consolidated balance sheet for the ATM Division and related statement of income for the six months ended June 30, 2004; (ii) unaudited statements of income for the ATM Division for the years ended December 31, 2002 and December 31, 2003; and (iii) a pro forma unaudited consolidated balance sheet for the ATM Division as of June 30, 2004, giving effect to the Restructuring Closing, in each case, as set forth on Schedule 4.3. (The Financial Statements in clauses
(i) and (ii) of this Section 4.3, collectively, the "Historical Financial Statements" and the Financial Statement in clause (iii) of this Section 4.3, the "Pro Forma Balance Sheet.") Each Historical Financial Statement has been prepared in accordance with GAAP (except as set forth on Schedule 4.3 and except for normal year end adjustments) and on a basis consistent with the Parent's audited consolidated financial statements and fairly presents in all material respects the financial condition of ATM Division as of such dates and the results of the ATM Division's operations for the periods specified. The Pro Forma Balance Sheet has been derived from the Historical Financial Statements and fairly presents in all material respects the financial condition of the Business as of such date.

      SECTION 4.4. EVENTS SUBSEQUENT TO THE PRO FORMA BALANCE SHEET. Since the date of the Pro Forma Balance Sheet, (i) there has been no change in the financial condition or operating results of the Business or other occurrence which has had or could reasonably be expected to have a Material Adverse Effect, and (ii) the Business and the Transferred Assets have been operated in all material respects in the ordinary course consistent with past practice.

      SECTION 4.5. TITLE TO ASSETS.

            (a) ACI or EFC has good title (or leasehold interest with respect to capital leases) to all of the tangible assets and properties which are used in the Base Business or material to the conduct of the Business (including those reflected on the Pro Forma Balance Sheet), free and clear of all Liens except for Permitted Liens and except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Pro Forma Balance Sheet.

            (b) When considered in conjunction with the ATM Management Services and the transition support services to be provided to the Purchasers under the Master Services Agreement and the Transition Services Agreement, respectively, the purchase by (i) TRM ATM from the Parent, and the conveyance, assignment, transfer, and delivery to TRM ATM by the Parent, of the Interests, and (ii) TRM Canada from EFC, and the conveyance, assignment, transfer, and delivery to TRM Canada by EFC, of the Transferred Assets shall convey to the Purchasers good title to (or leasehold interest with respect to leases) all of the tangible assets and properties which are used in the Base Business or material to the conduct of the Business (including those reflected on the Pro Forma Balance Sheet), free and clear of all Liens except for Permitted Liens and except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Pro Forma Balance Sheet.

            (c) When considered in conjunction with the ATM Management Services and the transition support services to be provided to the Purchasers under the Master Services Agreement and the Transition Services Agreement, respectively, the Transferred Assets will be sufficient to enable TRM Canada and its Affiliates to conduct the Canadian ATM Business after the Closing Date, in all material respects, in the manner in which EFC conducted the Canadian ATM Business immediately prior to the Closing.

            (d) When considered in conjunction with the ATM Management Services and the transition support services to be provided to the Purchasers under the Master Services Agreement and the Transition Services Agreement, respectively, the tangible and intangible assets of ACI will be sufficient to enable TRM ATM and its Affiliates to conduct the ACI ATM Business after the Closing Date, in all material respects, in the manner in which the ACI ATM Business was conducted immediately prior to the Closing.

      SECTION 4.6. COMPLIANCE WITH LAWS. Except with respect to the tax matters more specifically addressed in Section 4.7 and environmental matters more specifically addressed in Section 4.8, (x) the Business has been in compliance and (y) the ACI Restructuring has been effected in compliance, in all material respects with all material Legal Requirements relating to its operation. The Business has not received written notice from any Government Entity alleging any violations of material Legal Requirements within the last 12 months.

      SECTION 4.7. TAX MATTERS.

            (a) All material Business Tax Returns required to be filed by the Parent and its Affiliates have been duly and timely filed (taking into account applicable extensions) and all such Business Tax Returns are true, correct and complete, in all material respects. All Business Taxes which are due and payable, or claimed to be due and payable by any Taxing authority (without regard to whether or not such Taxes are shown as due on any Business Tax Returns) have been paid or adequate reserves have been established in the Pro Forma Balance Sheet for the payment of such Taxes (provided that for these purposes the reserves established in the Pro Forma Balance Sheet shall be adjusted for operations and payments since the date thereof in accordance with past practice of EFC and the Parent and in the case of Income Taxes the reserves shall be those on the books and records of EFC and the Parent); except for failures to pay, which would not, individually or in the aggregate, be material. There has been no waiver or extension of the statute of limitations with regard to Business Tax matters that currently remains in effect.

            (b) There is no material action, suit, proceeding, audit, assessment, reassessment, investigation or claim pending or, to the Knowledge of the Parent, threatened in respect of any Business Taxes for which the Parent or its Affiliates is or may become liable, nor has any material deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Parent, threatened.

            (c) ACI is not subject to a Contract relating to the sharing, allocation or payment of, or indemnity for, Taxes.

            (d) The Parent and its Affiliates have complied in all material respects with all rules and regulations relating to the withholding, collecting, charging and remitting of Taxes relating to the Business or ACI.

            (e) ACI is a disregarded entity for U.S. federal income tax purposes and has always been either a disregarded entity or partnership for U.S. federal income tax purposes.

            (f) EFC is registered for purposes of Part IX of the Excise Tax Act (Canada) (the "ETA") and its GST registration number is 872650221 and is registered under Part I of the Act Respecting the Quebec Sales Tax (the "QSTA") and its QST registration number is 1022940780.

            (g) EFC is not a non-resident of Canada for purposes of the Income Tax Act (Canada).

            (h) All of the accounts receivable associated with the operation of the Canadian ATM Business are included in the Transferred Assets.

            (i) This Section 4.7 contains the sole and exclusive representation and warranty with regard to Tax matters.

      SECTION 4.8. ENVIRONMENTAL MATTERS. To the Parent's Knowledge:

            (a) The Business has been in material compliance with all applicable Environmental Laws.

            (b) The Business has been in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws for the current operation of the Business, including disposals of ATMs, and the Business holds all requisite permits and licenses to operate the Business in material compliance with Environmental Laws.

            (c) Neither the Parent nor any of its Affiliates has received during the past three years any written notice of any material violations or liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws and relating to the operation of the Business.

            (d) This Section 4.8 contains the sole and exclusive representation and warranty with regard to environmental matters, including without limitation any arising under Environmental Laws.

      SECTION 4.9. INTELLECTUAL PROPERTY. Schedule 4.9 sets forth an accurate and complete list of all applications for and registrations of patents, trademarks, service marks, Internet domain names, and copyrights owned by ACI and EFC and used solely in the conduct of the Base Business. ACI and EFC, as the case may be, own and possess all right, title and interest in and to, or possess the valid right to use, all material Intellectual Property of the Base Business, and have not entered into any forbearance, consent or settlement agreement which would limit the Purchaser's rights to use the material Intellectual Property of the Base Business. Neither the Parent, EFC nor any of their Affiliates has received any written notices of infringement or misappropriation from any third party with respect to material Intellectual Property of the Base Business, and, to the Knowledge of the Parent, neither EFC, ACI nor the Base Business is currently infringing on the Intellectual Property of any other Person. To the Knowledge of the Parent, there are no claims pending or threatened challenging the validity of any material Intellectual Property of the Base Business. To the Knowledge of the Parent, no Person is infringing or misappropriating any of the material Intellectual Property of the Base Business. As contemplated by this Agreement, the purchase by (i) TRM ATM from the Parent, and the conveyance, assignment, transfer, and delivery to TRM ATM by Parent, of the Interests, and
(ii) TRM Canada from EFC, and the conveyance, assignment, transfer, and delivery to TRM Canada by EFC, of the Transferred IP Rights, shall convey to the applicable Purchasers (or their applicable Affiliates) ownership of, or a valid right to use, all of the material Intellectual Property of the Base Business.

      SECTION 4.10. REAL ESTATE.

            (a) Neither the Parent nor any of its Affiliates owns any real property which is material to the conduct of the Business. ACI does not own any real property.

            (b) Schedule 4.10(b) lists all of the leases and licenses (collectively, the "Leases") for real property to which ACI or EFC (solely with respect to the Business) is a party. Each Lease is in full force and effect and there are no defaults by ACI or any of its Affiliates (or to the Parent's Knowledge, any landlords) under the Leases. The Parent has previously made available to the Purchasers true and complete copies of all of the Leases.

      SECTION 4.11. CERTAIN LITIGATION. As of the date hereof, there is no material claim, action, suit, arbitration, inquiry, proceeding, or investigation by or before any Government Entity ("Litigation") pending or, to the Knowledge of the Parent, threatened, involving the Business or which would have a material adverse effect on the ability of the Parent or EFC to perform their obligations hereunder, or which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither the Parent nor any Affiliate of the Parent is subject to any outstanding orders, rulings, judgments or decrees relating to the Business that would affect the Business in any materially negative manner. Schedule 4.11 sets forth a list of each material outstanding order, ruling, judgment or decree to which ACI and EFC (solely as it relates to the Canadian ATM Business) or any of its or their assets is bound or subject.

      SECTION 4.12. CONTRACTS; AFFILIATE TRANSACTIONS.

            (a) Schedule 4.12 sets forth an accurate and complete list of each Contract (including any and all amendments thereto) to which the Parent or any Affiliate of the Parent is a party or bound, in each case, relating to the Business which (i) relates to the borrowing of money, the provision of Vault Cash or the guaranty of any obligation to borrow money or lease equipment; (ii) could reasonably be expected to involve revenues or expenditures in excess of $250,000 in any calendar year (excluding purchase and sale orders entered into in the ordinary course of business consistent with past practice); (iii) is a collective bargaining agreement; (iv) obligates the Business, including ACI and EFC (solely as it relates to the Canadian ATM Business), not to compete with any business or which otherwise restrains or prevents ACI and EFC (solely as it relates to the Canadian ATM Business) from carrying on any lawful business (excluding customary restrictive covenants contained in agreements identified pursuant to clause (ii) above); (v) relates to employment or severance between ACI or EFC and any U.S. Business Employee or Canadian Business Employee, respectively; or (vi) is otherwise material to the Business (collectively, the "Business Contracts"). All of the Business Contracts are enforceable by ACI or EFC as the contracting party thereto in accordance with their terms except to the extent that such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to applicable equitable principles (whether considered at law or in equity). All of the Business Contracts will be enforceable by the Purchasers, as applicable, immediately following the Closing, subject to the exceptions set forth in the immediately preceding sentence and subject to the receipt of any necessary consents. Neither ACI nor EFC is in breach or default under (and to the Knowledge of the Parent no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any of the Business Contracts nor, to the Knowledge of the Parent, is any other party to any of the Business Contracts in default thereunder, excluding, however, in each instance, breaches or defaults which, in the aggregate, would not have a Material Adverse Effect. No consents, registrations, approvals, permits or authorizations are required to be obtained by the Parent or any of its Affiliates from any party to any Business Contract in connection with the execution, delivery or performance of this Agreement or the other Transaction Agreements by the Parent or its Affiliates or the consummation of the transactions contemplated hereby or thereby. Schedule 4.12 sets forth a list of (i) all ATM terminals being transferred as part of the transactions contemplated hereby; (ii) all ATM terminals for which the Sellers provide services as part of the Business; and (iii) all parties who are receiving payments from the Business with respect to such ATM terminals.

            (b) None of the Business Contracts between the Parent or any of the Parent Affiliates, on the one hand, and ACI on the other hand, will continue in effect subsequent to the Closing with respect to the Business, other than as contemplated by the Master Services Agreement and the Transition Services Agreement. After the Closing, neither the Parent nor any of the Parent Affiliates will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the Business, other than as contemplated by the Master Services Agreement and the Transition Services Agreement.

      SECTION 4.13. BROKERAGE. Except for amounts payable to Merrill Lynch or any of its Affiliates for advisory services rendered in connection with the transactions contemplated hereby, which will be paid by the Parent, the Business does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchasers could become liable or obligated, or for which the Business could become liable or obligated after the Closing.

      SECTION 4.14. EMPLOYEE BENEFITS AND EMPLOYEES.

            (a) Schedule 4.14(a) lists each Employee Benefit Plan. Each Employee Benefit Plan complies in form and in operation in all material respects with the applicable requirements of ERISA, and the Code or, in the case of Employee Benefit Plans maintained or contributed to by EFC, applicable laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

            (b) With respect to each Employee Benefit Plan, all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the date of this Agreement have been made or properly accrued in respect of U.S. Business Employees;

            (c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service to the effect that it meets the requirements of Section 401(a) of the Code. The Business has not incurred any material Liability under Title IV of ERISA with respect to any Employee Benefit Plan that has not been satisfied in full; and

            (d) With respect to each Employee Benefit Plan maintained solely by or contributed to solely by ACI or EFC, the Parent has delivered or made available to the Purchasers, to the extent applicable, correct and complete copies of the plan and trust documents and summary plan descriptions.

            (e) No collective bargaining agreement currently covers the employees of the Business, nor has any such agreement in the past three years covered the employees of the Business, nor is any collective bargaining agreement currently being negotiated by Sellers with respect to the employees of the Business.

            (f) Except as set forth on Schedule 4.14(f), there are no material claims (other than routine claims for benefits) by U.S. Business Employees or Canadian Business Employees against ACI or EFC, as applicable, concerning unpaid wages, overtime, compensation, benefits, equal employment violations or harassment, the Family Medical Leave Act, payment of employment taxes, discrimination, retaliation, whistleblower, or otherwise related to the terms and conditions of employment or the Employee Benefit Plans.

            (g) To Parent's Knowledge, no U.S. Business Employee or Canadian Business Employee has given written notice of intent to terminate employment.

            (h) EFC is in material compliance with applicable provincial workers compensation legislation and is not subject to material assessments or material penalties under such statutes.

      SECTION 4.15. INSURANCE. Schedule 4.15 lists all insurance policies maintained by the Parent or any Parent Affiliate as of the date hereof with respect to the Business. All such policies are in full force and effect, all premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, or will be paid, and no notice of cancellation or termination has been received with respect to any such policy.

      SECTION 4.16. CUSTOMER TERMINATION NOTICES. None of the customers whose names are set forth on Schedule 4.16 has provided Parent or EFC, as applicable, with any written notice of an intention to terminate. The customers whose names are set forth on Schedule 4.16 are the ten (10) leading customers of the Business based on residuals paid and gross revenues for the six-month period ended June 30, 2004.

      SECTION 4.17. CONDITION OF ASSETS. All tangible assets used in the conduct of the Business are, in all material respects, in good working order (ordinary wear and tear excepted) in accordance with generally accepted industry practices, are free from any material defect and have been maintained in all material respects in accordance with generally accepted industry practices, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred in any material way.

      SECTION 4.18. COMPLETE AND ACCURATE RECORDS. The information set forth in the books and records of the Business, which have been made available to the Purchasers, is correct and complete in all material respects and have been maintained, in all material respects, in accordance with sound business practices.

      SECTION 4.19. NO UNDISCLOSED LIABILITIES. The Business has no Liabilities other than (i) Liabilities reflected, accrued or reserved for in the Pro Forma Balance Sheet; (ii) Liabilities disclosed in the Disclosure Schedules; (iii) Liabilities not required to be disclosed on the Disclosure Schedules due to materiality or threshold limitations; (iv) Liabilities incurred subsequent to June 30, 2004 in the ordinary course of business and not in contravention of this Agreement; and (v) Liabilities or obligations under this Agreement.

      SECTION 4.20. DISCLOSURE. No representation or warranty or other statement made by the Sellers in this Agreement or the Disclosure Schedules hereto contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

      SECTION 4.21. NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, THE PARENT EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE BUSINESS, AND THE PARENT SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE BUSINESS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE

CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND THE PURCHASERS SHALL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF.

                                   ARTICLE V.

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      As a material inducement to the Parent and EFC to enter into this Agreement and to sell the Interests, the Purchasers hereby represent and warrant as follows:

      SECTION 5.1. ORGANIZATION, CORPORATE POWER AND AUTHORIZATION.

            (a) TRM ATM is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oregon. TRM ATM has the requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to this Agreement and the other Transaction Agreements. TRM ATM's execution, delivery and performance of each of the Transaction Agreements and each other Contract executed in connection herewith to which it is a party have been duly authorized by all necessary corporate action on the part of TRM ATM.

            (b) TRM Canada is a corporation duly formed, validly existing and in good standing under the laws of the Province of Ontario. TRM Canada has the requisite corporate power and authority and all material licenses, permits and authorizations necessary to enter into, deliver and carry out its obligations pursuant to this Agreement and the other Transaction Agreements. TRM Canada's execution, delivery and performance of each of the Transaction Agreements and each other Contract executed in connection herewith to which it is a party have been duly authorized by all necessary corporate action on the part of TRM Canada.

      SECTION 5.2. BINDING EFFECT; GOVERNMENTAL CONSENTS; NONCONTRAVENTION.

            (a) This Agreement and each other document, instrument or agreement to be executed and delivered by the Purchasers in connection with this Agreement, including the other Transaction Agreements to be executed simultaneously with this Agreement constitute, and, the other Transaction Agreements to be executed immediately prior to the Closing will constitute, a valid and binding obligation of the Purchasers which is enforceable against the Purchasers in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

            (b) Except as set forth on Schedule 5.2(b) and except for the applicable requirements of the HSR Act, the Investment Canada Act and any applicable foreign antitrust laws or regulations, no notices, reports or other filings are required to be made by the Purchasers or any of their Affiliates with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Purchasers or any of their Affiliates from, any Government Entity in connection with the execution, delivery or performance of this Agreement and the other Transaction Agreements by the Purchasers or the consummation by the Purchasers of the transactions contemplated hereby and thereby, except for such notices, reports, filings, consents, registrations, approvals, permits or authorizations the failure to obtain which would not have a Purchaser Material Adverse Effect.

            (c) The execution, delivery and performance by the Purchasers of this Agreement and each other document, instrument or agreement to be executed, delivered and performed by the Purchasers in connection with this Agreement, including the other Transaction Agreements, do not and shall not:

                  (i) breach or violate the Constituent Documents of the Purchasers;

                  (ii) breach or violate any material Legal Requirement applicable to the Purchasers;

                  (iii) breach, violate or result in a default under the terms, conditions or provisions of, any material Contract of the Purchasers or give any third party the right to terminate or cancel any right of the Purchasers under any material Contract of the Purchasers, or accelerate the performance of its obligations thereunder; or

                  (iv) result in the creation of any Lien on any assets, properties or rights of the Purchasers.

      SECTION 5.3. BROKERAGE. The Purchasers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

      SECTION 5.4. FINANCING. As of the date hereof, the Purchasers have provided the Parent with a commitment letter with respect to financing, in the form attached hereto as Exhibit E (the "Commitment Letter"), which remains in full force and effect.

      SECTION 5.5. NO LITIGATION. There is no lawsuit, claim, action, proceeding or investigation pending or, to the Knowledge of the Purchasers, threatened against either Purchaser, its properties or businesses, which could reasonably be expected to have a Purchaser Material Adverse Effect.

      SECTION 5.6. INVESTMENT. TRM ATM is acquiring the Interests for its own account, for investment only, and not with a view to any resale or public distribution thereof. TRM ATM shall not offer to sell or otherwise dispose of the Interests in violation of any Legal Requirement applicable to any such offer, sale or other disposition.

      SECTION 5.7. ACKNOWLEDGEMENT BY THE PURCHASERS. The Purchasers acknowledge and agree that they have conducted their own independent review and analysis of the business, assets, condition, operations and prospects of the Business. In entering into this Agreement, the Purchasers have relied solely upon their own investigation and analysis, and each Purchaser:

            (a) acknowledges that, other than as set forth in this Agreement, none of the Parent or any of its Affiliates or any of their respective directors, officers, employees, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchasers or their agents or representatives prior to the execution of this Agreement; and

            (b) agrees, to the fullest extent permitted by law (except with respect to claims of fraud), that none of the Parent or any of its Affiliates, or any of their respective directors, officers, employees, stockholders, agents or representatives shall have any liability or responsibility whatsoever to the Purchasers on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to the Purchasers prior to the execution of this Agreement.

      SECTION 5.8. SUFFICIENCY OF FUNDS. The Purchasers have unencumbered cash on hand in an aggregate amount sufficient, when combined with the debt financing provided for in the Commitment Letter, to enable them to pay the Purchase Price and all fees and expenses payable by them in connection with this Agreement and the transactions contemplated hereby.

      SECTION 5.9. CANADIAN TAXES. TRM Canada is registered for purposes of Part IX of the ETA and its GST registration number is 129750816RT0001 and is registered under Part I of the QSTA and its QST registration number is 1013231253.

                                   ARTICLE VI.

                                    COVENANTS

      The Parties hereby agree as follows:

      SECTION 6.1. REASONABLE BEST EFFORTS. Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including, in the case of the Parent, the consummation of the ACI Restructuring, and, in the case of TRM Parent and the Purchasers, the consummation of the transactions contemplated by the Commitment Letter, and to cause each of the conditions to Closing set forth in Article VII below to be satisfied; provided, that, such efforts shall not include any requirement for the Parent or its Affiliates to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party in order to obtain any consent as described in Section 6.3(a). In addition, TRM Parent and the Purchasers shall not agree to any amendment, modification or waiver of any term or provision of the Commitment Letter that relates to the conditions of any of the lender's obligations under the Commitment Letter without Parent's consent, which Parent may withhold in its sole discretion.

      SECTION 6.2. CONDUCT OF BUSINESS.

            (a) Except as may be (i) otherwise contemplated by this Agreement
(ii) required in order to effect and consummate the ACI Restructuring, (iii) required by law or any Contracts disclosed, or not required to be disclosed, on
Schedule 4.12, or (iv) otherwise consented to in writing by the Purchasers (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, the Parent will cause the Business to be operated, in all material respects, in the ordinary course consistent with past practice.

            (b) Without limiting the generality of the foregoing, except as may be (i) otherwise contemplated by this Agreement, (ii) required in order to effect and consummate the ACI Restructuring, (iii) required by law or any Contracts disclosed, or not required to be disclosed, on Schedule 4.12, or (iv) otherwise consented to in writing by the Purchasers (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, the Parent will:

                  (i) ensure that neither ACI nor EFC (solely as it relates to the actions described in clauses (D) through (F) below):

                        (A) (x) declares, sets aside or pays any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity or membership interests; (y) splits, combines or reclassifies any of its capital stock or other equity or membership interests or issues or authorizes or proposes the issuance of any other securities or equity or membership interests in respect of, in lieu of or in substitution for shares of its capital stock or other equity or membership interests or (z) amends the terms of, repurchases, redeems or otherwise acquires, or permits any of its Subsidiaries to repurchase, redeem or otherwise acquire, any of its securities or other equity or membership interests or any securities or other equity or membership interests of its Subsidiaries, or proposes to do any of the foregoing;

                        (B) authorizes for issuance, issues, sells, delivers or agrees or commits to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including Indebtedness having the right to vote), equity equivalents (including, without limitation, stock appreciation rights), or other membership interests or amends in any respect any of the terms of any such securities, equity equivalents or other membership interests outstanding on the date hereof;

                        (C)   amends its Constituent Documents;

                        (D) mortgages, pledges or encumbers any of the assets of the Business other than Permitted Liens;

                        (E) incurs any Liabilities, except in the ordinary course of business; or

                        (F) incurs any Indebtedness, except for intercompany Indebtedness to be cancelled on or prior to the Closing.

                  (ii) not enter into or amend, and will ensure that none of ACI, the ACI Subsidiaries or EFC, enters into or amends any Transferred Vendor Contract, Transferred ATM Customer Agreement, Contract included in the ACI Transferred Assets or other Business Contract, provided, that, the Parent, ACI, the ACI Subsidiaries and EFC shall be permitted to (A) enter into any Contract in the ordinary course of the Business, (B) renew any Contract that would otherwise expire or terminate pursuant to its terms on or before the Closing in the ordinary course of business, or (C) amend any Contract in the ordinary course of the Business;

                  (iii) not sell, lease or otherwise dispose of, and will ensure that none of ACI, the ACI Subsidiaries or EFC sells, leases or otherwise disposes of, any of the Transferred Assets or the ACI Transferred Assets or other material assets of the Business, except in the ordinary course of the Business;

                  (iv) and will ensure that ACI, the ACI Subsidiaries and EFC,
(A) preserve intact the Transferred Assets and the ACI Transferred Assets and beneficial relationships with Customers, in all material respects, and vendors in connection with the Transferred Assets and the ACI Transferred Assets, following in all material respects the same practices and standards as in effect on the date hereof; (B) maintain, service and operate the Transferred Assets and the ACI Transferred Assets in substantially the same manner as previously maintained, serviced and operated and in accordance in all material respects with past practices, policies and procedures relating to the Transferred Assets and the ACI Transferred Assets; (C) maintain, service and operate the Transferred Assets and the ACI Transferred Assets in compliance with applicable laws, rules and regulations; (D) not make any material change to existing policies and procedures relating to the Transferred Assets or the ACI Transferred Assets or take any other action that would have a Material Adverse Effect; (E) comply, in all material respects, with the terms and conditions of the Transferred ATM Customer Agreements, Transferred Vendor Contracts, and the Contracts included in the ACI Transferred Assets; and (F) pay their accounts payable and pay and perform their other obligations when they become due and payable, in each case, in the ordinary course of business, consistent with past practice or when required to be performed, as applicable, and in each case only as such actions relate to the Business;

                  (v) not, and will ensure that none of ACI, the ACI Subsidiaries or EFC, pay any bonus, increased salary or special remuneration to any U.S. Business Employee or Canadian Business Employee, except in the ordinary course of business consistent with past practice;

                  (vi) not, and will ensure that none of ACI, the ACI Subsidiaries, or EFC, take action to terminate or modify, or permit the lapse or termination of, the insurance policies listed on Schedule 4.15, except in the ordinary course of business;

                  (vii) not agree with, and will ensure that none of ACI, the ACI Subsidiaries or EFC agrees with, any Person or otherwise commits itself to do any of the foregoing;

                  (viii) provide advance notice of the termination of employment of any U.S. Business Employee or Canadian Business Employee;

                  (ix) cause EFC to provide notice of any material benefit improvements under any EFC Benefit Plans or EFC Retirement Plans.

            (c) Notwithstanding anything in this Agreement to the contrary, the Sellers may continue to take, or cause to be taken, all actions with respect to upgrading the ATMs to bring them into compliance with any upcoming regulatory requirements, specifically including the MasterCard International Incorporated TRIPLE DES requirement, it being expressly understood and agreed by the Purchasers that such actions will be of benefit to the Purchasers.

      SECTION 6.3. THIRD PARTY CONSENTS.

            (a) The Parent shall use its reasonable best efforts (which for purposes of this Section 6.3 will not require payment of any money or undertaking of any other financial obligations by the Parent other than payment of legal, accounting and similar expenses incidental to its obligations hereunder to the extent such expenses in the aggregate are immaterial in amount) to obtain each consent (i) needed to assign to TRM Canada each Transferred ATM Customer Agreement and each Transferred Vendor Contract, (ii) needed to assign to ACI each Contract included in the ACI Transferred Assets, or (iii) required for any Business Contract as a result of a change of control of the Business or otherwise as a result of the transactions contemplated hereby. To the extent that any such consents have not been obtained as of the Closing, this Agreement and any document delivered pursuant hereto will not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a material breach of such Transferred ATM Customer Agreement, Transferred Vendor Contract, Contract included in the ACI Transferred Assets or other Business Contract or would give rise to a valid right of termination thereof. If any such third-party consent cannot be obtained on or prior to the Closing Date, then the Parties will cooperate in entering into any reasonably practicable alternative arrangements at the Closing Date as the applicable Purchaser may reasonably request pursuant to which such Purchaser would obtain all of the benefits and assume all of the obligations under such Transferred ATM Customer Agreement, Transferred Vendor Contract, Contract included in the ACI Transferred Assets or other Business Contract, as applicable, and if such alterative arrangements shall, by their terms, provide such Purchaser with substantially all of the benefits of the applicable Transferred ATM Customer Agreement, Transferred Vendor Contract, Contract included in the ACI Transferred Assets or other Contract, such Transferred ATM Customer Agreement, Transferred Vendor Contract, Contract included in the ACI Transferred Assets or other Contract, as the case may be, shall be deemed for all purposes of this Agreement to be a Contract as to which consent of the applicable counterparty has been obtained for the assignment, or change of control, of such Contract to such Purchaser; provided, however, that such arrangements shall not require the payment of any money or undertaking of any other financial obligations by the Parent or its Affiliates other than payment of legal, accounting and similar expenses incidental to its obligations hereunder to the extent such expenses in the aggregate are immaterial in amount; and provided, further, that nothing contained in this Section 6.3 shall obligate the Parent and its Affiliates to maintain their operations, refrain from liquidation or winding down or otherwise preserve their status as a legal entity. Notwithstanding anything herein to the contrary, if Parent has not obtained consent to the assignment of the Securicor Agreement to TRM Canada within fifteen (15) days after the date of this Agreement, then the Parent shall terminate, or cause EFC to terminate, the Securicor Agreement effective as of the Closing Date.

            (b) After the Closing, the Parent will use its reasonable best efforts to cause the Customer Documentation with respect to each Transferred ATM Customer Agreement and Contract included in the ACI Transferred Assets that is transferred to the Purchasers to be delivered to the Purchasers or its designated agent to the extent such information may be conveyed in accordance with applicable Legal Requirements and contractual obligations. The Purchasers acknowledge that as of the date of this Agreement the Parent and EFC may not have the contractual right to cause certain Customer Documentation to be so delivered. The Parent will use its reasonable best efforts (which for purposes of this Section 6.3(b) will not require payment of any money or undertaking of any other financial obligations by the Parent or its Affiliates other than payment of legal, accounting and similar expenses incidental to its obligations hereunder to the extent such expenses in the aggregate are immaterial in amount) to induce the parties who have the contractual right to refuse such delivery to permit the delivery of such information to the Purchasers pursuant to this paragraph (b), but will have no liability to the Purchasers, either pursuant to this Agreement or otherwise, if the Parent is unable to obtain such consents to transfer and delivery despite its reasonable best efforts to obtain the same.

            (c) The Purchasers shall use their reasonable best efforts to cooperate with and assist the Parent in connection with all matters covered by this Section 6.3.

      SECTION 6.4. EMPLOYEES.

            (a) The Purchasers acknowledge and agree that, effective on the Closing Date, those individuals who are listed on Schedule 6.4(a) (those individuals designated thereon as being employed in the U.S., collectively the "U.S. Business Employees" and each individually a "U.S. Business Employee" and those individuals designated thereon as being employed in Canada, collectively the "Canadian Business Employees" and each individually a "Canadian Business Employee") will, pursuant to Section 6.4(c) in the case of the Canadian Business Employees, remain employees of the Business and will, thereby, as of the Closing become employees of TRM ATM, TRM Canada or their Affiliates (including ACI after the Closing). The Purchasers further acknowledge and agree that the Parent and its Affiliates shall be entitled to offer employment to any employee of the Business that is not a U.S. Business Employee or a Canadian Business Employee. Sellers shall be obligated to pay accrued base salary and related employer employment Taxes with respect to U.S. Business Employees and Canadian Business Employees through the Closing Date.

            (b) TRM ATM shall, on or immediately after the Closing Date, cause ACI to send a letter or other communication to each U.S. Business Employee, confirming their employment with ACI after the Closing.

            (c) At least seven (7) days prior to the Closing Date, TRM Canada shall present a written offer of employment, effective from the Closing Date (the "Offer"), to each of the Canadian Business Employees on such terms and conditions of employment, including, without limitation, position, salary, benefits and incentive compensation, that are substantially equivalent in the aggregate to the terms and conditions on which the Canadian Business Employees were employed by EFC prior to the Closing Date. The Offer shall be in such form and substance as shall be settled between the Sellers and Purchasers, acting reasonably, prior to presentation to any of the Canadian Business Employees. The Canadian Business Employees who accept the Offer (the "Canadian Transferred Employees") shall be credited by TRM Canada in all respects for past service in respect of their employment with EFC as if such service had occurred with TRM Canada.

            (d) The Purchasers shall be jointly and severally responsible and liable for notices of termination of employment (whether under statute or common law), pay in lieu of such notice, severance and related obligations to any U.S. Business Employee or Canadian Business Employee who refuses employment after the Closing with ACI or TRM Canada, as applicable, and the Purchasers shall indemnify and save the Sellers harmless in respect of all such obligations and liabilities. Purchasers will not be responsible for any of the foregoing for any individual who (i) is not a U.S. Business Employee or Canadian Business Employee, (ii) is a U.S. Business Employee or Canadian Business Employee who is terminated by Sellers or ACI prior to the Closing Date, (iii) is a U.S. Business Employee who resigns prior to the Closing Date, or (iv) is a Canadian Business Employee who resigns prior to receiving the Offer.

            (e) Nothing in this Section 6.4 shall be construed as restricting the ability of TRM ATM, ACI or TRM Canada from terminating the employment of a U.S. Business Employee or Canadian Transferred Employee, as the case may be, on or after the Closing Date; provided, that, (i) in the case of U.S. Business Employees and Canadian Transferred Employees, the Purchasers or their Affiliates provide a severance benefit to any U.S. Business Employee or Canadian Transferred Employee who is terminated on or within 12 months after the Closing Date which is at least as favorable to such U.S. Business Employee or Canadian Transferred Employee as the severance policy which the Parent or one of its Subsidiaries would have applied to such U.S. Business Employee or Canadian Transferred Employee had the Parent or one of its Subsidiaries terminated the employment of such U.S. Business Employee or Canadian Transferred Employee, as the case may be, immediately prior to the Closing Date, and (ii) the Purchasers indemnify and hold the Parent and the Parent Affiliates harmless from and against any and all claims, including for severance, reasonable notice at common law or similar payments, with respect to the U.S. Business Employees and the Canadian Transferred Employees, as the case may be, arising out of TRM ATM, ACI or TRM Canada or any of their Affiliates terminating the employment of a U.S. Business Employee or Canadian Transferred Employee, as the case may be, on or after the Closing Date.

            (f) The Seller shall be responsible for providing health care continuation coverage as required by COBRA to anyone who is not a U.S. Business Employee. The Purchasers shall be responsible for providing health care continuation coverage as required by COBRA to any U.S. Business Employee.

            (g) The Purchasers shall be jointly and severally liable for, and shall indemnify the Sellers and hold them harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including, without limitation, legal costs (hereinafter referred to as a "Claim") made or brought by any U.S. Business Employee or Canadian Transferred Employee in respect of his employment, including any Claim made pursuant to applicable laws relating to employment standards, occupational health and safety, human rights, labor relations, workers compensation, pay equity, employment equity, or any Claim arising out of changes implemented by TRM ATM, ACI or TRM Canada to the terms and conditions of the employment or engagement of any of the U.S. Business Employees or the Canadian Transferred Employees, as the case may be, except for Claims pursuant to any Employee Benefit Plan (other than those maintained solely by ACI (which shall include the U.S. ATM Services Sales Compensation Program), the Employee Benefit Plans specified in Section 6.5(b), and "earned but unused" vacation).

            (h) It is intended by the Parties that the responsibilities, liabilities, and covenants assumed or agreed to by the Purchasers pursuant to this Section 6.4 shall also bind any assignee or Affiliate of the Purchasers to which all or substantially all of the Business is transferred, and the Purchasers agree to cause any such assignee or Affiliate to observe the provisions and covenants of this Section 6.4.

      SECTION 6.5. EMPLOYEE BENEFITS.

            (a) U.S. Business Employees and Canadian Transferred Employees will receive credit for Past Service in determining general leave entitlement under the Purchasers' general leave policy or such policies established by TRM ATM for ACI, as applicable. "Past Service" means service with regard to the Business (A) as an employee of the Parent or any of its Affiliates and (B) as an employee of predecessor companies prior to the acquisition of the Business by the Parent or any of its Affiliates, if any, but only to the extent that such service is recognized by the Parent or any of its Affiliates for similar purposes immediately prior to the Closing. To the extent that any U.S. Business Employee or Canadian Transferred Employee has "earned but unused" vacation accrued as of the Closing Date, the Purchasers shall credit (or payout based on the compensation structure applicable to each such U.S. Business Employee or Canadian Transferred Employee as of the Closing Date) all such U.S. Business Employees and Canadian Transferred Employees for such "earned but unused" vacation. For purposes of this subsection (a), "earned but unused" vacation shall mean vacation earned by a U.S. Business Employee or a Canadian Transferred Employee under the applicable Seller's vacation policy (or paid time off policy in the case of U.S. Business Employees), but not yet taken by such U.S. Business Employee or Canadian Transferred Employee, determined as of the Closing Date.

            (b) TRM Canada shall assume and be responsible for obligations under the 2004 Sales Compensation Support Plan for Account Executives, the 2004 Sales Compensation Plan for Desmond Perkins, and the 2004 Sales Compensation Plan for Larino Sturino.

            (c) U.S. Business Employees shall be eligible for participation in health coverage, insurance, vacation, retirement, and other benefit arrangements or benefit plans of TRM ATM on the same basis as similarly-situated employees of TRM ATM and, in respect thereof, granting credit for Past Service. TRM ATM will offer an open enrollment period for thirty one (31) days from the Closing Date to all such U.S. Business Employees for the purpose of allowing such U.S. Business Employees to select health care coverage. As part of the enrollment period, TRM ATM agrees to offer U.S. Business Employees at least one health plan, which may be chosen by TRM ATM in its discretion. TRM ATM shall give credit for Past Service for purposes of (i) participation in and eligibility for benefits under the above-referenced plans or arrangements, (ii) determining the amount and duration of any short- or long-term disability or severance benefits due (subject to Section 6.4(c)(i) above) and (iii) determining vesting (including, without limitation, eligibility for early retirement, disability, and benefit options and forms) under any retirement plans of TRM ATM covering such U.S. Business Employees. U.S. Business Employees will also receive credit toward any deductible under TRM ATM's medical plans for expenses incurred under the Parent's corresponding plans during the calendar year in which the Closing occurs.

            (d) TRM ATM assumes no obligations under medical and other welfare benefit plans as defined in Section 3(1) of ERISA covering any U.S. Business Employee ("Sellers' Welfare Plans") prior to the Closing Date. As of the Closing, U.S. Business Employees shall be eligible to participate in TRM ATM's medical and other welfare plans, as defined in Section 3(1) of ERISA ("Purchaser Welfare Plans"), in accordance with the terms of such plans. TRM ATM shall cause all Purchaser Welfare Plans to waive any pre-existing condition restrictions under the Purchaser Welfare Plans with respect to such U.S. Business Employees or their dependents. In particular, but without limitation, (A) claims for medical, hospital or other health care expenses incurred by such U.S. Business Employees or their dependents on and after the Closing Date shall be covered under the Purchaser Welfare Plans, and claims for such benefits occurring prior to the Closing Date shall be covered under the applicable Sellers' Welfare Plans, and (B) claims of such U.S. Business Employees or their dependants for life insurance, accidental death and dismemberment and disability benefits with respect to death, disability or other injury occurring on or after the Closing Date shall be covered under the Purchaser's Welfare Plans, if Purchaser has a welfare plan with respect thereto (but in no event shall any such claims for events occurring on or after the Closing Date be the responsibility of Seller or its Affiliates) and claims for such benefits occurring prior to the Closing Date shall be covered under the applicable Sellers' Welfare Plans. The amount and type of benefits payable in any case shall be determined in accordance with the terms of the applicable welfare plan. For the purpose of this Section 6.5(d), a claim shall be deemed to have been incurred as follows: (i) with respect to life insurance benefits, the date on which the death giving rise to the claim occurs;
(ii) with respect to health care and dental care claims, the date on which the service is performed or the prescriptions or other medical or dental supplies are provided; and (iii) for long-term disability benefits, the date of the event giving rise to the claim if the U.S. Business Employee commences receiving long-term disability benefits prior to returning to active employment, otherwise the date that long-term disability benefits commence to be paid.

            (e) (i) As of the Closing Date, all U.S. Business Employees shall cease active participation in all Employee Benefit Plans other than those maintained solely by ACI (which shall include the U.S. ATM Service Sales Compensation Program); provided, however, that U.S. Business Employees shall not cease active participation in the Minnesota HMO until the last day of the calendar month in which the Closing occurs. Except as provided in paragraph (ii) of this Section 6.5(e), Purchasers and Sellers acknowledge and agree that (A) there shall be no transfer of assets from any Employee Benefit Plan to any "employee benefit plan" (within the meaning of

Section 3(3) of ERISA) of Purchasers, and Purchasers shall have no right, title or interest in respect of the assets of the Employee Benefit Plans; and (B) Parent shall retain all obligations to fund or otherwise provide benefits accrued on or before the Closing Date by the U.S. Business Employees under the applicable Employee Benefit Plans other than those maintained solely by ACI (which shall include the U.S. ATM Service Sales Compensation Program) and "earned but unused" vacation.

                  (ii) Effective as of the Closing Date, TRM ATM shall maintain and sponsor a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code which accepts eligible rollover distributions, including any loans, from the eFunds Corporation 401(k) Employee Savings Plan.

            (f) Effective as of the Closing Date, the Canadian Transferred Employees who participate in the group registered retirement savings plan, deferred profit sharing plan or the non-registered employee savings plan maintained or contributed to by EFC (together, the "EFC Retirement Plans") shall cease to accrue benefits under the EFC Retirement Plans and shall be provided termination options in accordance with the terms of the applicable EFC Retirement Plan and applicable laws. Promptly after the Closing Date, TRM Canada shall establish or otherwise provide and, where applicable, register with the appropriate regulatory authorities, at TRM Canada's own expense, with effect as of the Closing Date, retirement and employee savings plans (the "TRM Canada Retirement Plans") which provide to the Canadian Transferred Employees benefits which are substantially comparable and no less favorable in the aggregate to the benefits provided to the Canadian Transferred Employees under the EFC Retirement Plans immediately prior to the Closing Date. Each Canadian Transferred Employee shall be given credit for Past Service for the purposes of determining eligibility for participation and eligibility for benefits under the TRM Canada Retirement Plans.

            (g) Effective as of the Closing Date, the Canadian Transferred Employees who participate in the life insurance, health care, dental care, accidental death and dismemberment insurance, disability and other group non-pension benefit arrangements maintained or contributed to by EFC (the "EFC Benefit Plans") shall cease to participate in and accrue benefits under the EFC Benefit Plans. Promptly after the Closing Date, TRM Canada shall establish or otherwise provide, at TRM Canada's own expense, with effect as of the Closing Date, benefit plans (the "TRM Canada Benefit Plans") which provide benefits to the Canadian Transferred Employees which are substantially comparable and no less favorable in the aggregate to the benefits provided to the Canadian Transferred Employees under EFC Benefit Plans immediately prior to the Closing Date. For greater certainty, TRM Canada shall cause all TRM Canada Benefit Plans to waive any pre-existing condition restrictions with respect to the Canadian Transferred Employees and their dependents. Each Canadian Transferred Employee shall be given credit for Past Service for purposes of determining eligibility for participation and eligibility for benefits under the TRM Canada Benefit Plans, including the determination of the amount and duration of any short-term or long-term disability benefits due, and shall receive credit toward any deductible under any TRM Canada Benefit Plans which provide medical benefits for expenses incurred under the applicable corresponding EFC Benefit Plans during the calendar year in which the Closing occurs. Regardless of when a claim is made or filed, EFC shall, subject to and in accordance with the terms of the EFC Benefit Plans, retain responsibility under the EFC Benefit Plans for and shall pay or cause to be paid all amounts payable as a result of any and all claims incurred by the Canadian Transferred Employees prior to the Closing Date and TRM Canada shall be responsible under the TRM Canada Benefit Plans for and shall pay or cause to be paid all amounts payable as a result of any and all claims incurred by the Canadian Transferred Employees on or after the Closing Date. For the purpose of this Section 6.5(g), a claim shall be deemed to have been incurred as follows: (i) with respect to life insurance benefits, the date on which the death giving rise to the claim occurs; (ii) with respect to health care and dental care claims, the date on which the service is performed or the prescriptions or other medical or dental supplies are provided; and (iii) for long-term disability benefits, the date of the event giving rise to the claim, provided that, for greater certainty, in no event shall EFC be responsible for any claim that is not covered under the terms of the EFC Benefit Plans.

            (h) Each Seller and each Purchaser shall cooperate and provide such information as may reasonably be necessary with respect to each of the actions contemplated in this Section 6.5, including, without limitation, the procurement of any required approvals from Government Entities.

            (i) It is intended by the Parties that the responsibilities, liabilities, and covenants assumed or agreed to by the Purchasers pursuant to this Section 6.5 shall also bind any assignee or Affiliate of the Purchasers to which all or substantially all of the Business is transferred, and the Purchasers agree to cause any such assignee or Affiliate to observe the provisions and covenants of this Section 6.5.

      SECTION 6.6. ACCESS. Until the Closing, the Parent, upon reasonable prior notice and subject to applicable laws relating to the exchange of information, will (i) permit the Purchasers and their authorized representatives to have reasonable access during regular business hours for purposes consistent with this Agreement, (ii) furnish each Purchaser and its authorized representatives with copies of all Transferred ATM Customer Agreements, Transferred Vendor Contracts, Contracts included in the ACI Transferred Assets, Customer Documentation, books and records, and other existing documents and data as such Purchaser may reasonably request and in the possession of the Sellers, (iii) furnish each Purchaser and its authorized representatives with such additional financial, operating and other relevant data and information regarding the Business as such Purchaser may reasonably request and in the possession of the Sellers; and (iv) otherwise cooperate and assist, to the extent reasonably requested by each Purchaser in its investigation of the Business and to the extent that such access does not materially interfere with the business of the Parent or its Affiliates; provided, that, such Purchaser and such representatives shall comply with the confidentiality obligations set forth in the Confidentiality Agreement, dated July 14, 2004, executed by TRM Parent (the "Confidentiality Agreement"); and provided, further, that the foregoing shall not (1) require the Parent to permit any inspection, or to disclose any information, that in its reasonable judgment would result in the disclosure of any trade secrets of third parties or trade secrets of the Parent or its Affiliates unrelated to the Business or violate any obligations of the Parent to any third party with respect to confidentiality or (2) require any disclosure by the Parent that could, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege or (3) may trigger required disclosure by the Parent or its Affiliates under any applicable securities laws.

      SECTION 6.7. BOOKS AND RECORDS. For a period of seven years from the Closing, the Purchasers shall, and shall cause ACI to, provide to the Parent and EFC for any purpose relating to the Parent's ownership of the Interests and EFC's ownership of the Transferred Assets, and Parent shall provide to the Purchasers for any purpose relating to the Purchasers' ownership of the Interests or the Transferred Assets, reasonable access to their respective books and records, and, as applicable, to the books and records of ACI, upon reasonable advance written notice during regular business hours for the sole purpose of obtaining information for use as aforesaid and will permit the Parent and EFC, on the one hand, and the Purchasers, on the other hand, to make such extracts and copies thereof as may be necessary. The Parent or EFC, as applicable, shall reimburse the Purchasers and ACI, and the Purchasers shall reimburse the Parent, as applicable, for the reasonable out-of-pocket expenses incurred by any of them in performing the covenants contained in this Section 6.7.

      SECTION 6.8. SUBSEQUENT DISCLOSURES BY THE PARENT. From and after the date hereof through and including the Closing (the "Interim Period"), Parent may amend any schedule attached hereto as an exception to any representation or warranty made by the Parent in Article III or IV. To the extent the Parent hereafter provides notice to the Purchasers that any representation or warranty of the Parent in Article III was, although true to the Parent's Knowledge when made, in fact untrue when made or that any representation or warranty of the Parent in Article IV would be untrue as of the Closing Date, and such untruth (considered in the aggregate with any other notices delivered by the Parent to the Purchasers pursuant to this sentence) is sufficiently material to prevent the satisfaction of the condition set forth in Section 7.2(a)(ii) hereof prior to the date specified in Section 8.1(b), then unless the Purchasers terminate this Agreement within ten (10) Business Days after the Purchasers are informed of such untruth, (i) the Purchasers shall have no rights hereunder by reason of such untruth (except that (A) such untruth may be considered in the aggregate with any subsequently disclosed untruths or omissions and (B) if such untruth results in a Loss to a Purchaser, such Purchaser may make a claim for indemnification pursuant to Section 9.2(a) hereof, subject to (i) the Basket Amount, (ii) the Cap Amount and (iii) the other terms and conditions of Article IX, and such Loss shall be offset by any benefit received by, or positive event affecting, the Business during the Interim Period (in either case, whether or not described on any schedule attached hereto). For purposes of clause (B), expirations, non-renewals or terminations of Contracts occurring in the ordinary course of the Business shall not be included in the determination of Losses), and (ii) any such representation or warranty by the Parent shall be deemed to be amended (effective as of the date of this Agreement) to the extent necessary to render it consistent with such Knowledge of the Purchasers. In addition, Schedules 1.1B(a)-(d) and 1.1C(a)-(d) may be amended by the Sellers prior to the Closing, provided, however, that any material amendment to any such Schedule requires the Purchasers' consent, not to be unreasonably withheld.

      SECTION 6.9. PUBLIC ANNOUNCEMENTS. None of the Parent, the Purchasers or any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation with the other Parties, except as may be required by law (including the requirements associated with the filing of Current Reports on Form 8-K under the Securities Exchange
Act) or by any listing agreement with, or the policies of, a national securities exchange. Notwithstanding the foregoing, the Purchasers and the Parent shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of any of the Parties hereto, at the time of the signing of this Agreement.

      SECTION 6.10. LITIGATION SUPPORT. In the event and for so long as any Party is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Parent, ACI, the ACI Subsidiaries, ACI Canada, EFC or the other Parties agree to (a) cooperate with the contesting or defending Party and its counsel, (b) make available the employees of the Business then employed by the Sellers, Purchasers, or ACI to provide testimony, to be deposed, to act as witnesses and to assist counsel, and (c) provide access to its and ACI's or any Affiliate's books and records as shall be necessary in connection with the defense or contest; provided, that, the contesting or defending Party shall pay the out-of-pocket expenses reasonably incurred by the Party so cooperating (unless the contesting or defending Party is entitled to indemnification therefor under this Article VI).

      SECTION 6.11. TAX PROCEDURES.

            (a) The Purchasers shall be responsible for the filing of all Business Tax Returns and reports of ACI that have not been filed as of the Closing which are due (taking into account extensions) after the Closing and the payment of all Taxes due in respect of such Tax returns, other than Income Taxes in respect of periods ending on or before the Closing Date. For the avoidance of doubt it is understood that the Purchasers shall be responsible for and shall pay all liability for Taxes in respect of the Business for all periods ending before, on, or after the Closing Date other than liability for Income Taxes and Canadian Transfer Taxes in respect of periods ending on or before the Closing Date (and in the case of any period beginning before and ending after the Closing Date, liability for Income Taxes and Canadian Transfer Taxes in respect of the portion of such period through the Closing Date determined on the basis of a closing of the books as of the Closing Date), and EFC and the Parent shall be responsible for and shall pay all liability for Income Taxes and Canadian Transfer Taxes with respect to the Business, and with respect to ACI, in respect to periods through the Closing.

            (b) Each Party shall provide to each other Party such information as may reasonably be requested by the other Party in connection with the preparation of any Business Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes with respect to the Business. Each Party shall retain, for a reasonable period of time, and provide the other Parties upon request and reasonable notice with, any records or information which they in fact have and which may be relevant to such return, audit or examination, proceeding or determination.

            (c) The Parent shall promptly notify the Purchasers, and the Purchasers shall promptly notify the Parent, in writing, of any notice of a tax deficiency, assessment or audit relating to the Business.

            (d) The Parent and EFC shall be liable, and shall indemnify and hold harmless the Purchasers in respect of any Claim, for Income Taxes and Canadian Transfer Taxes which are the Sellers' responsibility pursuant to Section 6.11(a) and any such indemnity payments shall not be subject to the Basket Amount or the Cap Amount.

      SECTION 6.12. SPONSORSHIP. The Parties agree to use their reasonable best efforts to make arrangements for an independent sales organization debit card network sponsorship program for the benefit of TRM ATM and TRM Canada on terms and conditions reasonably satisfactory to TRM ATM and TRM Canada. The Parties further agree that the failure to have such a program in place for the benefit of TRM ATM or TRM Canada at the Closing shall be deemed to be a failure of the condition to the Purchasers' obligation to effect the Sale set forth in Section 7.2(a).

      SECTION 6.13. COVENANT NOT TO COMPETE. From and after the Closing Date and until the fifth (5th) anniversary of the Closing Date, neither the Parent nor any of the Parent Affiliates shall, within the United States or Canada, engage in any Competing Business. The Parent hereby represents and warrants that it does not presently intend to enter into any Competing Business, and covenants that it shall not take any action, directly or indirectly, intended to enable it to avoid its obligations under this Section 6.13. Notwithstanding the foregoing:

            (a) the Parent and the Parent Affiliates may: (x) acquire any Person less than 10% of whose consolidated revenue is derived from a Competing Business, provided, that, if such Person was not engaged in a Competing Business prior to such acquisition, such Person shall not engage in any Competing Business following such acquisition or (y) acquire any Person more than 10% of whose consolidated revenue is derived from a Competing Business, provided, that, such Person divests or otherwise disposes of all or a portion of such Competing Business such that less than 10% of such Person's consolidated revenue is derived from a Competing Business on the date that is six (6) months after the consummation of such acquisition (and, for the avoidance of doubt, the foregoing 10% consolidated revenue limitations shall refer only to the consolidated revenue of the top tier entity acquired in any such acquisition, and not to the consolidated revenue of any Subsidiary thereof on a stand-alone basis) and Purchasers are given a right of first refusal on any such divestiture or disposal of a Competing Business;

            (b) the restrictions of this Section 6.13 shall not apply to (x) the Parent or any of the Parent Affiliates in the event the Parent becomes a Controlled Subsidiary of any third party other than a Competitor, (y) any Parent Affiliate that is not engaged in the business of ATM Management Services in the event that such Parent Affiliate becomes a Controlled Subsidiary of any third party or (z) any Parent Affiliate that is engaged in the business of ATM Management Services in the event that such Parent Affiliate becomes a Controlled Subsidiary of any third party other than a Competitor;

            (c) the restrictions on transactions involving a Competitor that are described in subclauses (b)(x) and (b)(z) above shall not apply on and after the third (3rd) anniversary of the Closing Date; and

            (d) the Parent acknowledges and agrees that, due to the unique nature of the non-compete provision described in this Section 6.13, there can be no adequate remedy at law for any breach of its obligations under Section 6.13, that any breach of the provisions of Section 6.13 may result in irreparable harm to the Purchasers, and therefore, that upon any such breach or any threat thereof, the Purchasers shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Parent from any loss or harm, including, without limitation, reasonable attorneys' fees, in connection with any breach or enforcement of the Parent's obligations hereunder.

For purposes of this Section 6.13, Parent is a "Controlled Subsidiary" of another Person if such second Person directly or indirectly owns 50% or more of the voting securities of Parent and a Parent Affiliate is a "Controlled Subsidiary" of another Person if such second Person directly or indirectly (i) owns 50% or more of the voting securities of such Parent Affiliate, (ii) has the right to appoint a majority of the board of directors of such Parent Affiliate or (iii) owns more than 25% of the voting securities of such Parent Affiliate and has controlling influence over such Parent Affiliate.

      SECTION 6.14. USE OF NAME.

            (a) Each Purchaser acknowledges and agrees that, except for the limited right as expressly provided below or any rights expressly provided in a mutually executed separate licensing agreement, no interest in or right of any nature to use the names "eFunds", "eFunds (Canada) Corporation" or any confusingly similar derivation or modification thereof or any trademark, servicemark, trade dress, logo, domain name or URL (universal resource locator) of the Sellers (collectively, the "Retained Names and Marks") is being transferred to the Purchasers pursuant to the transactions contemplated hereby. Notwithstanding the foregoing, for a period beginning on the Closing Date and ending twelve (12) months later (the "Transition Period"), the Purchasers may use existing signage and similar marketing materials affixed to the ATMs as of the Closing Date that bear any Retained Names and Marks until such time as it may replace such signage or similar marketing materials with its own signage or remove the current signage entirely. The Purchasers shall in no case be entitled to use any of the Retained Names and Marks for any general or other purpose, it being expressly understood and agreed that this limited right is an accommodation and for convenience only. Each Purchaser agrees that it shall not alter such signage or marketing materials in any way and shall not use such materials in any geographic location other than in those specific placement sites in which the ATMs are located as of the Closing Date. Each Purchaser shall take no actions that may reasonably be expected to in any manner diminish the value of the Retained Names and Marks. Without limiting Purchaser's duty provided for by the foregoing, each Purchaser shall consult with the Parent prior to taking any action with respect to use of the Retained Names and Marks or any signage or marketing materials upon which they appear. Each Purchaser shall hold the Sellers and their Affiliates harmless from any act or omission that it takes (or omits to take) with respect to use of the Retained Names and Marks during the Transition Period.

            (b) During the Transition Period, the Sellers may, but shall not be obligated to, continue to use the company names, "Samsar ATM Co., Inc." and "Evergreen Teller Services, Inc." to identify each respective company (together, the "Transition Names"). The Sellers shall in no case be entitled to use the Transition Names for any other purpose other than as currently being used by the Sellers, it being expressly understood and agreed that this limited right is an accommodation and for convenience only. The Sellers shall take no actions that may reasonably be expected to in any manner diminish the value of the Transition Names. Sellers agree not to conduct any operations in, through or by the Subsidiaries identified by any Transition Name.

            (c) Each Purchaser acknowledges and agrees that, due to the unique nature of the Retained Names and Marks, there can be no adequate remedy at law for any breach of its obligations under Section 6.14(a), that any breach of the provisions of Section 6.14(a) may result in irreparable harm to the Seller, and therefore, that upon any such breach or any threat thereof, the Seller shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Purchasers from any loss or harm, including, with out limitation, reasonable attorneys' fees, in connection with any breach or enforcement of the Purchasers' obligations hereunder.

      SECTION 6.15. FORM 8-K FINANCIALS. Beginning promptly after the date hereof, the Sellers will use commercially reasonable efforts to facilitate the preparation of audited financial statements for the Business for the period from January 1, 2002 through September 30, 2004 in order for TRM Parent to comply with Item 9.01(a) of Form 8-K (the "Business Financials"). The preparation of the Business Financials shall be undertaken by KPMG. The expenses incurred in the preparation of the Business Financials, including KPMG's fees and expenses and other out-of-pocket cost and expenses of the Sellers, shall be borne by the Purchasers in an amount not to exceed $350,000 and the balance of any such amount shall be borne by Parent.

      SECTION 6.16. COVERED AGREEMENT RELEASES. The Purchasers and Sellers shall cooperate and use commercially reasonable efforts to cause as of the Closing Date (and to the extent not caused by the Closing Date, shall continue to use commercially reasonable efforts to cause thereafter), the Covered Agreements and any liabilities related thereto to be released as to the Parent and its Affiliates.

      SECTION 6.17. BULK SALES AND RETAIL SALES TAX LEGISLATION. TRM Canada waives compliance by EFC with the Bulk Sales Act (Ontario) and section 6 of the Retail Sales Tax Act (Ontario) and, in each case, any other similar legislation of other Canadian jurisdictions to the extent applicable (including any penalties and reasonable expenses of investigations and reasonable attorneys' fees and expenses relating thereto), and EFC, in each case, agrees to indemnify TRM Canada with respect to such non-compliance and any such indemnity payments shall not be subject to the Basket Amount or the Cap Amount.

      SECTION 6.18. VAULT CASH AGREEMENT TERMINATION AND RECONCILIATION

            (a) Parent and EFC shall terminate the Terminated Vault Cash Agreements effective as of the Closing Date. The Parties shall use good faith efforts to coordinate an orderly transition from Vault Cash Providers under the Terminated Vault Cash Agreements to the vault cash providers under the Purchasers' vault cash agreements.

            (b) Within forty-five (45) day after the Closing Date, the Parties will reconcile with the Vault Cash Providers the amount of the Vault Cash Agreement Cash as of the Closing Date with respect to the Terminated Vault Cash Agreements. The mechanics with respect to such reconciliation will be specified in the Transition Services Agreement. The Purchasers shall pay to the Parent the amount by which the Vault Cash Agreement Cash as of the Closing Date with respect to the Terminated Vault Cash Agreements exceeds the Estimated Vault Cash Agreement Cash, plus interest on such excess at a rate of 5% per annum from the Closing Date to the date of payment, by means of a wire transfer of immediately available funds to the

Parent's Account no later than five (5) Business Days after the reconciliation is completed pursuant to the Transition Services Agreement. The Parent shall pay to the Purchasers the amount by which the Estimated Vault Cash Agreement Cash exceeds the Vault Cash Agreement Cash as of the Closing Date with respect to the Terminated Vault Cash Agreements, plus interest on such excess at a rate of 5% per annum from the Closing Date to the date of payment, by means of a wire transfer of immediately available funds to an account or accounts designated by the Purchasers in writing to Parent within three (3) Business Days after the reconciliation is completed pursuant to the Transition Services Agreement, and such payment shall be made no later than five (5) Business Days after the Parent receives the relevant wire transfer instructions from the Purchasers.

            (c) If the Securicor Agreement is not a Terminated Vault Cash Agreement, then within forty-five (45) days after the Closing Date, the Parties will reconcile the Vault Cash Agreement Cash under the Securicor Agreement as of the Closing Date with Securicor as provided in the Transition Services Agreement. Any shortage shall be paid by EFC. The Parties acknowledge and agree that this will be the final reconciliation of any vault cash outstanding under the Securicor Agreement.

      SECTION 6.19. PAYMENT OF CERTAIN FEES. The Parent and TRM ATM shall each pay one-half (1/2) of the fees described in Schedule 6.19.

      SECTION 6.20. COMPLIANCE. Parent will cause all ATMS in New York City transferred to the Purchasers in connection with the transactions contemplated by this Agreement to be in compliance in all material respects on the Closing Date with the applicable requirements of the the Administrative Code of the City of New York.

                                  ARTICLE VII.

                            CONDITIONS TO THE CLOSING

      SECTION 7.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of the Parent, EFC and the Purchasers to effect the Sale are subject to the fulfillment or written waiver (signed by all of the Parties), at or prior to the Closing of the following conditions precedent:

            (a) Governmental Consents. The applicable waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated. Any other consents, approvals, authorizations, exemptions and waivers from Government Entities, required in order to consummate the transactions contemplated hereby (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal), shall have been obtained (excluding, however, the failure to obtain any consents, approvals, authorizations, exemptions and waivers the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect).

            (b) No Prohibition. No order, judgment, ruling, charge, decree or injunction of any Government Entity shall be in effect which is final and non-appealable and which prohibits the consummation of the transactions contemplated hereby.

            (c) Execution and Delivery of Transaction Agreements. The parties to the Transaction Agreements shall have executed and delivered such agreements.

      SECTION 7.2. CONDITIONS OF THE PURCHASERS' OBLIGATION. The Purchasers' obligation to effect the Sale at the Closing is subject to the satisfaction (or waiver by the Purchasers) at or prior to Closing of the following conditions precedent:

            (a) Representations, Warranties and Covenants of the Parent.

                  (i) The Sellers shall each have performed and complied in all material respects with their respective agreements and covenants contained herein to the extent required on, prior to or as of the Closing Date.

                  (ii) The representations and warranties of the Parent contained (A) in Article III hereof, as subsequently modified by the provisions of Section 6.8 hereof, shall have been true and correct at and as of the date of this Agreement and at and as of the Closing Date, except for representations and warranties that are made as of a specific date or time, other than the date of the Agreement or the Closing Date, which shall be true as of such date and time and (B) in Article IV hereof, as subsequently modified by the provisions of
Section 6.8 hereof, shall be true and correct at and as of the Closing Date, except for representations and warranties that are made as of a specific date or time other than the Closing Date, which shall be true as of such date or time. This condition shall be deemed satisfied unless the failure of the representations and warranties of the Parent in Article III and Article IV of this Agreement to be true and correct as contemplated above (ignoring (except as to Section 4.4(i)) all materiality and Material Adverse Effect qualifiers contained in such representations and warranties), in the aggregate, has had a Material Adverse Effect.

                  (iii) The Sellers shall have taken such actions as are required to retire and extinguish the Business Intercompany Indebtedness and the Parent Intercompany Indebtedness.

            (b) Certificates; Documents. The Purchasers shall have received (i) a certificate signed on the Parent's behalf by an executive officer of the Parent, dated the Closing Date, to the effect that the conditions set forth in
Section 7.2(a) have been satisfied, (ii) a certificate signed on the Parent's behalf by an executive officer of the Parent, dated the Closing Date, to the effect that the ACI Restructuring has been completed in the manner set forth in this Agreement, (iii) the other documents required to be delivered, or made available, to the Purchasers pursuant to Section 2.5(b) and (c), and (iv) and such other certificates, instruments and documents as the Purchasers may reasonably request.

            (c) Debt Financing. TRM Parent shall have received the proceeds of the debt financing contemplated by the Commitment Letter.

      SECTION 7.3. CONDITIONS OF THE SELLERS' OBLIGATIONS. The Sellers' obligations to effect the Sale at the Closing is subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing of the following conditions precedent:

            (a) Representations, Warranties and Covenants of the Purchasers.

                  (i) The Purchasers shall have performed and complied in all material respects with its agreements and covenants contained herein to the extent required on, prior to or as of the Closing Date.

                  (ii) The representations and warranties of the Purchasers contained herein shall have been true and correct as of the date of this Agreement, except for representations and warranties that are made as of a specific date or time other than the date of this Agreement, which shall be true as of such date or time, except to the extent that any failure or failures to be so true and correct has not, in the aggregate, had a Purchaser Material Adverse Effect.

            (b) Estimated Vault Cash Agreement Cash. The Sellers shall have received the Estimated Vault Cash Agreement Cash.

            (c) Certificates; Documents. The Sellers shall have received (i) a certificate signed on each of the Purchaser's behalf by an applicable executive officer of such Purchaser, dated the Closing Date, to the effect that the conditions set forth in Sections 7.3(a) have been satisfied, (ii) the other documents required to be delivered to the Sellers pursuant to Section 2.5(a) and
(iii) such other certificates, instruments and documents as the Seller may reasonably request.

                                  ARTICLE VIII.

                                   TERMINATION

      SECTION 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

            (a) By the mutual written consent of the Parent and TRM ATM;

            (b) By either the Parent or TRM ATM in writing, without liability to the terminating Party on account of such termination (except as otherwise provided in Section 8.2), if the Closing shall not have occurred by the date that is ninety (90) days from the date hereof, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose breach of any provision of this Agreement has resulted in the failure of the transactions contemplated hereby to occur on or before such date;

            (c) By either the Parent or TRM ATM in writing, if there shall be any statute, law, rule or regulation that makes consummation of the transactions contemplated hereby illegal or prohibited or if any court or other Government Entity of competent jurisdiction shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

            (d) By TRM ATM pursuant to Section 6.8.

      SECTION 8.2. EFFECT OF TERMINATION. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the Parties, except for the obligations under Section 6.9, 10.3, 10.4, 10.5, 10.6, 10.8, 10.11 and 10.12
hereof and the Confidentiality Agreement, provided, however, that nothing in this Section 8.2 shall relieve or limit the Liability hereunder of any Party (the "Defaulting Party") to the other Party or Parties on account of a willful breach of (i) a representation or warranty, or (ii) a covenant contained herein by the Defaulting Party. In the case of such a breach, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other Party or Parties for any expenses incurred by such Party or Parties in order to enforce its or their rights under this Agreement (including reasonable attorney's fees and expenses).

                                   ARTICLE IX.

                          NON-SURVIVAL; INDEMNIFICATION

      SECTION 9.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENT. The representations and warranties of the Sellers and of the Purchasers contained in this Agreement shall, without regard to any investigation made by any Party, survive the Closing Date until eighteen (18) months thereafter; provided, however, that the representations and warranties made (a) in the last sentence of Section 3.1 and in Sections 4.2(a), 4.2(b) and
5.1 shall survive the Closing Date indefinitely, and (b) in Sections 4.7 and
4.14 shall survive the Closing Date until the expiration of all applicable statutes of limitation. The covenants and agreements of the Parties contained in this Agreement shall survive until they have been fully satisfied or otherwise discharged.

      SECTION 9.2. INDEMNIFICATION

            (a) (i) Except as otherwise provided in Section 6.4 of this Agreement and subject to Section 9.1 of this Agreement, the Parent agrees to indemnify the Purchasers and their Affiliates against, and agrees to hold each of them harmless from, any and all damage, loss, liability or expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Losses") incurred or suffered by the Purchasers or any of their Affiliates because of any breach of a representation or warranty of the Parent or any breach of an agreement or covenant made by the Parent or its Affiliates in this Agreement. Notwithstanding anything herein to the contrary, no claims by the Purchasers or any of their Affiliates shall be asserted, and the Parent shall not be liable for any claim for indemnification pursuant to this sub-section (a)(i) unless and until the aggregate amount of Losses that would otherwise be payable exceeds $2,250,000 (the "Basket Amount"), in which case the Parent shall be liable for all of such Losses including those below the Basket Amount. In calculating the Basket Amount or Losses hereunder, all Losses which individually total less than $1,000 per incident, or series of related incidents, shall be excluded in their entirety, and none of the Purchasers or any of their Affiliates shall have any recourse for such

Losses. Notwithstanding anything herein to the contrary, except for fraud on the part of either Seller, the Parent's maximum aggregate liability under this sub-section (a)(i) shall not exceed $75,000,000 (the "Cap Amount"). All Losses shall be calculated as if materiality and Material Adverse Effect provisions were eliminated.

                  (ii) Except as otherwise provided in Section 6.4 of this Agreement and subject to Section 9.1 of this Agreement, the Parent agrees to indemnify the Purchasers and their Affiliates against, and agrees to hold each of them harmless from, Losses that result from the contribution of the agreements listed on Schedule 9.2 (the "Section 9.2 Agreements") by ATM Holdings, Inc. (previously Access Cash International Inc.) to ACI to the extent evidence of receipt of the third party consent required in connection with such contribution has not been delivered to the Purchasers on or prior to the Closing Date. Notwithstanding anything herein to the contrary, Parent shall not have any liability or obligation under this subsection (a)(ii) with respect to any
Section 9.2 Agreement for which any inquiry or request has been made by or on behalf of any of the Purchasers to any party to such Section 9.2 Agreement (other than ACI) with respect to the contribution of such Section 9.2 Agreement by ATM Holdings, Inc. to ACI, which inquiry or request is made prior to such party's initiating an inquiry or request with respect thereto.

                  (iii) The Parent agrees to indemnify the Purchasers and their Affiliates against, and agrees to hold each of them harmless from, Losses that result from any dispute arising out of ACI's claim of approximately $83,000 made in May 2004 against the one million dollar holdback provided for in the stock purchase agreement entered into in connection with ACI's purchase of all of the outstanding capital stock of Samsar ATM Co., Inc.

            (b) The Purchasers agree to indemnify the Parent and the Parent Affiliates against, and agree to hold each of them harmless from, any and all Losses incurred or suffered by the Parent or any of the Parent Affiliates (i) because of (A) any breach of a representation or warranty of the Purchasers, or
(B) any breach of an agreement or covenant made by the Purchasers in this Agreement, (ii) that relate to the Covered Agreements, or (iii) that relate to or arise out of the businesses or operations of ACI or the Canadian ATM Business or that otherwise relate to or arise out of such entities or assets (whether relating to periods prior to, on or after the Closing Date), including the Assumed Liabilities, in each case, to the extent such Losses are not properly asserted by the Purchasers under the provisions of Section 9.2(a) (subject to the limitations set forth in Sections 9.1 and 9.2(a)). The Purchasers acknowledge and agree that the Losses described in clause (iii) of the preceding sentence shall be retained by ACI or assumed by TRM Canada, as applicable, and transferred with ACI and the Transferred Assets, as applicable, and shall continue to be the responsibility of ACI, and will be the responsibility of TRM Canada, as applicable. Notwithstanding anything herein to the contrary, no claims by the Parent or any of its Affiliates shall be asserted, and the Purchasers shall not be liable for any claim for indemnification pursuant to sub-section (i)(A) of this clause (b) unless and until the aggregate amount of Losses that would otherwise be payable exceeds the Basket Amount, in which case the Purchasers shall be liable for all of such Losses including those below the Basket Amount. In calculating the Basket Amount or Losses hereunder, all Losses which individually total less than $1,000 per incident, or series of related incidents, shall be excluded in their entirety, and none of the Parent or any of its Affiliates shall have any recourse for such Losses. Notwithstanding anything herein to the contrary, except for fraud on the part of either Purchaser, the Purchasers' maximum aggregate liability under sub-section (i)(A) of this clause (b) shall not exceed the Cap Amount. All Losses shall be calculated as if materiality and Material Adverse Effect provisions were eliminated.

            (c) Notwithstanding anything in this Agreement to the contrary, the fees paid by Parent and TRM ATM pursuant to Section 6.19 shall be excluded in their entirety from the calculation of any Losses attributable to either Party under this Section 9.2.

      SECTION 9.3. NOTICE, SETTLEMENTS AND OTHER MATTERS.

            (a) A party seeking indemnification pursuant to Section 9.2(a) or 9.2(b) (an "Indemnified Party") must give prompt written notice to the Party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder; provided, that, the failure to give such notice shall not relieve the Indemnifying Party from its obligations under this Article IX except to the extent that the Indemnified Party's ability to defend such claim, action or proceeding has been materially prejudiced thereby. In the event that any third party claim is made against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the limitations set forth in Section 9.2(a)) and with its own counsel. If, within thirty (30) days of receipt from an Indemnified Party of the notice referred to above, the Indemnifying Party (i) advises the Indemnified Party in writing that it will not elect to defend, settle or otherwise compromise or pay such action or claim or (ii) fails to make such an election in writing, the Indemnified Party may (subject to the Indemnifying Party's continuing right of election in the preceding sentence), at its option, defend, settle, compromise or pay such action or claim; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Unless and until the Indemnifying Party makes an election in accordance with this Section to defend, settle, compromise or pay such action or claim, all of the Indemnified Party's reasonable costs arising out of the defense, settlement, compromise or payment thereof will be Losses subject to indemnification by the Indemnifying Party (subject to the provisions and limitations of Section 9.2(a)). Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim. If the Indemnifying Party elects to defend any such action or claim, the Indemnified Party may participate in such defense with counsel of its choice at the Indemnified Party's sole cost and expense.

            (b) The Indemnified Party will have the right to reject any settlement approved by the Indemnifying Party if the Indemnified Party concludes in its reasonable good faith judgment that it is not fully and unconditionally released from any liability resulting from the claim or is required to pay any costs, expenses or damages to any Person as a result of the claim that are not covered by the indemnity provided herein. In the event the Indemnified Party rejects any such settlement, the Indemnifying Party's obligation shall remain outstanding without modification. The Indemnified Party will not have the right to settle any third party claim without the written consent of the Indemnifying Party if the Indemnifying Party is contesting such claim in good faith and has assumed the defense of such claim from the Indemnified Party or if the period for determining whether or not to assume the defense of such claim from the Indemnified Party has not expired.

            (c) In calculating the amount of any Losses of an Indemnified Party under this Article IX, there will be subtracted the amount of any (1) insurance proceeds realized by the Indemnified Party with respect to such Losses and (2) third-party payments actually received by the Indemnified Party with respect to such Losses. In the event that the Indemnifying Party reimburses the Indemnified Party for any Losses prior to the occurrence of any events contemplated by clauses (1) or (2) above, the Indemnified Party will remit to the Indemnifying Party any such amounts that the Indemnified Party subsequently receives or realizes with respect to such Losses. Upon the payment in full of any claim hereunder (whether by compromise or otherwise), the Indemnifying Party will be subrogated to the rights of the Indemnified Party against any Person with respect to the subject matter of such claim.

            (d) Without limitation of their respective rights and obligations as set forth elsewhere in this Article IX, and subject to the procedures for indemnification claims set forth in this Article IX, the Parent and any of the Parent Affiliates or the Purchasers and any of their Affiliates as an Indemnified Party, as the case may be, will act in good faith, will use commercially reasonable efforts to mitigate any Losses, will use similar discretion in the use of personnel and the incurring of expenses as the Indemnifying Party would use if they were engaged and acting entirely at their own cost and for their own account, and will consult regularly with the Indemnifying Party regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

            (e) The Parent and the Purchasers agree to treat all indemnity payments as adjustments to the amount of the total consideration paid for the Interests or the Transferred Assets for all Tax purposes to the extent permitted by law.

            (f) Notwithstanding anything to the contrary contained herein, the indemnification provided for herein shall not cover, and in no event shall any Party hereto be liable for, any indirect damages or Losses, including lost profits or opportunities, or any consequential, incidental, exemplary or special damages, or punitive damages (except to the extent necessary to reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages).

            (g) After the Closing, except as otherwise provided in Section 6.4,
Section 6.11, Section 6.14 and 6.17 hereof, this Article IX will constitute the Parent's and the Purchaser's (and their respective Affiliates') exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement, other than fraud.

                                   ARTICLE X.

                                  MISCELLANEOUS

      SECTION 10.1. CONFIDENTIALITY.

            (a) Each of the Purchasers and the Sellers covenants and agrees that neither it nor any of its respective Affiliates shall at any time disclose, directly or indirectly, any of the terms or conditions of this Agreement, except
(i) with the other Parties' prior written consent, (ii) as may be required by law (including the requirements associated with the filing of current reports on Form 8-K under the Securities Exchange Act) or by any listing agreement with, or the policies of, a national securities exchange, or (iii) in connection with the enforcement of its rights or satisfaction of its obligations hereunder. In addition, the Sellers covenant and agree to keep information regarding the Base Business confidential except as such information may be disclosed in the ordinary course of operations or in accordance with any of the exceptions described in the preceding sentence. Notwithstanding anything herein to the contrary, the Purchasers and the Parent (and each Affiliate and Person acting on behalf of any such Person) agree that each Party (and representative of such Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the purchase and sale of the Interests and all materials of any kind (including opinions or other Tax analyses) that are provided to such Party or such Person relating to such Tax treatment and Tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (i) any portion of any materials to the extent not related to the Tax treatment or Tax structure of the purchase and sale of the Interests; (ii) the identities of participants or potential participants in such purchase and sale; (iii) the existence or status of any negotiations; (iv) any pricing or financial information except to the extent such pricing or financial information is related to the Tax treatment or Tax structure of the transactions contemplated by this Agreement; or (v) any other term or detail not relevant to the Tax treatment or the Tax structure of the purchase and sale of the Interests contemplated herein.

            (b) For a period of three years from and after the Closing, each of the Sellers shall, and shall cause their Affiliates to, treat and hold as confidential any information concerning the business and affairs of the Business that is not already generally available to the public (the "Confidential Information"), and to refrain from using any of the Confidential Information except in connection with this Agreement. In the event that, from and after the Closing, a Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify the Purchasers promptly of the request or requirement so that the Purchasers may seek an appropriate protective order or waive compliance with the provisions of this Section 10.1(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Seller is, on the advice of counsel, legally compelled to disclose any Confidential Information, it may disclose the Confidential Information; provided, that it shall use its reasonable best efforts to obtain, at the request and expense of the Purchasers, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchasers shall designate.

      SECTION 10.2. CONSENT TO AMENDMENTS. This Agreement may be amended or modified, and any provisions of this Agreement may be waived, in each case, upon the approval, in writing, executed by each of the Parent and TRM ATM. No other course of dealing between or among any of the Parties or any delay in exercising any rights pursuant to this Agreement shall operate as a waiver of any rights of any Party.

      SECTION 10.3. ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits attached hereto, and the other agreements referred to herein constitute the entire agreement among the Parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

      SECTION 10.4. SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided in this Agreement, all covenants and agreements set forth in this Agreement by or on behalf of the Parties shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties, whether so expressed or not, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Purchasers (on the one hand), or the Sellers (on the other hand) without the prior written consent of the other Party. The Purchasers may (i) (at any time prior to the Closing) at their sole discretion, in whole or in part, assign their rights pursuant to this Agreement, including the right to purchase the Interests, to one or more of the direct or indirect wholly owned Subsidiaries of TRM Parent, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchasers nonetheless shall remain responsible for the performance of all of their obligations hereunder).

      SECTION 10.5. GOVERNING LAW; CONSENT TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR DELAWARE AND OF ANY DELAWARE STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 10.6. NOTICES. All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any Party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 10.6:

            If to the Parent, to:

            eFunds Corporation
            Gainey Center II
            8501 N. Scottsdale Road,
            Suite 300,
            Scottsdale, Arizona 85253

            Facsimile: 480-629-7661
            Attn: Chief Executive Officer, Chief Financial Officer and General Counsel

            with a copy, which shall not constitute notice to the Parent, to:

            Fried, Frank, Harris, Shriver & Jacobson LLP
            One New York Plaza
            New York, New York 10004
            Facsimile: 212-859-8586
            Attn: Jean Hanson, Esq.

            If to EFC, to:

            eFunds Corporation
            Gainey Center II
            8501 N. Scottsdale Road,
            Suite 300,
            Scottsdale, Arizona 85253

            Facsimile: 480-629-7661
            Attn: Chief Executive Officer, Chief Financial Officer and General Counsel

            with a copy, which shall not constitute notice to EFC, to:

            Fried, Frank, Harris, Shriver & Jacobson LLP
            One New York Plaza
            New York, New York 10004
            Facsimile: 212-859-8586
            Attn: Jean Hanson, Esq.

            If to TRM ATM, to:

            TRM ATM Corporation
            5208 NE 122nd Avenue
            Portland, OR 97230
            Facsimile: 503-251-5473
            Attn: Chief Executive Officer, Chief Operating Officer, and General Counsel with a copy, which shall not constitute notice to TRM ATM, to:

            Jason M. Shargel, Esq.
            Wolf, Block, Schorr and Solis-Cohen LLP
            1650 Arch Street, 22nd Floor
            Philadelphia, PA 19103-2097
            Telephone: 215-977-2216
            Facsimile: 215-405-3816

            If to TRM Canada, to:

            TRM Canada
            c/o TRM Corporation
            5208 NE 122nd Avenue
            Portland, OR 97230
            Facsimile: 503-251-5473
            Attn: Chief Executive Officer, Chief Operating Officer and General Counsel

            with a copy, which shall not constitute notice to TRM Canada, to:

            Jason M. Shargel, Esq.
            Wolf, Block, Schorr and Solis-Cohen LLP
            1650 Arch Street, 22nd Floor
            Philadelphia, PA 19103-2097
            Telephone: 215-977-2216
            Facsimile: 215-405-3816

            If to TRM Parent, to:

            TRM Corporation
            5208 NE 122nd Avenue
            Portland, OR 97230
            Facsimile: 503-251-5473
            Attn: Chief Executive Officer, Chief Operating Officer and General Counsel

            with a copy, which shall not constitute notice to TRM Parent, to:

            Jason M. Shargel, Esq.
            Wolf, Block, Schorr and Solis-Cohen LLP
            1650 Arch Street, 22nd Floor
            Philadelphia, PA 19103-2097
            Telephone: 215-977-2216
            Facsimile: 215-405-3816

Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile or on the business day after deposit with a reputable overnight courier service, as the case may be.

      SECTION 10.7. SCHEDULES. The Schedules to this Agreement, including the Disclosure Schedule, constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Any disclosure made in any Schedule to this Agreement which may be applicable to another Schedule to this Agreement shall be deemed to be made with respect to such other Schedule regardless of whether or not a specific cross reference is made thereto. The disclosure of any item or matter in any Schedule hereto shall not be taken as an indication of the materiality thereof or the level of materiality that is applicable to any representation or warranty set forth herein.

      SECTION 10.8. COUNTERPARTS. The Parties may execute this Agreement in two or more counterparts (no one of which need contain the signatures of all Parties), each of which shall be an original and all of which together shall constitute one and the same instrument.

      SECTION 10.9. NO THIRD-PARTY BENEFICIARIES. Except as expressly provided herein, nothing in this Agreement, will confer on any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities; provided, that, the provisions of Article IX will inure to the benefit of the Indemnified Parties. For the avoidance of doubt, no U.S. Business Employee or Canadian Business Employee is a third party beneficiary under this Agreement.

      SECTION 10.10. HEADINGS. The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

      SECTION 10.11. TRANSACTION EXPENSES; TRANSFER TAXES. (a) In the event that the transactions contemplated hereby are not consummated, each Party shall bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (b) Purchasers will pay, in addition to the Purchase Price set out in Section 2.2, any and all applicable transfer, sales, goods and services, use, gross receipts, stamp and recording Taxes directly to the applicable Tax authority, regardless on whom the legal incidence of tax falls, and will pay other miscellaneous closing fees or costs associated therewith, regardless on whom the legal incidence of tax falls, payable upon and in connection with the sale, conveyance, assignment and transfer of the Interests. Sellers will pay any and all applicable transfer, sales, goods and services, use, gross receipts, stamp and recording Taxes and other miscellaneous closing fees or costs associated with the ACI Restructuring.

            (c) The Purchasers will pay, in addition to the Purchase Price set out in Section 2.2, any and all applicable transfer, sales, use, gross receipts, stamp and recording Taxes directly to the applicable Tax authority, regardless on whom the legal incidence of tax falls, and will pay other miscellaneous closing fees or costs associated therewith, payable upon and in connection with the sale, conveyance, assignment and transfer of the Transferred Assets, up to a maximum limit of $60,000, and Sellers shall pay all amounts in excess of $60,000, regardless on whom the legal incidence of tax falls. For greater certainty, the foregoing limit shall not apply to any applicable GST/HST or QST payable in connection with the sale, conveyance, assignment and transfer of the Transferred Assets, which shall be payable by the Purchasers in addition to the Purchase Price set out in Section 2.2.

            (d) Each Party shall bear their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except to the extent specified otherwise in this Agreement.

            (e) Notwithstanding the foregoing, the Parent and TRM ATM shall each pay one-half (1/2) of the fees payable to the U.S. Government in connection with filings under the HSR Act.

            (f) EFC and TRM Canada agree to elect jointly in prescribed forms pursuant to section 167 of the ETA and section 75.1 of the QSTA so that no GST/HST or QST is payable by TRM Canada in respect of the Transferred Assets. TRM Canada shall file such elections within the time prescribed by the ETA and the QSTA and provide evidence of such filing to EFC. In this Section 10.11, "GST/HST" means all goods and services or harmonized sales taxes levied by the federal government of Canada pursuant to Part IX of the ETA and "QST" means all taxes levied by the Quebec Government pursuant to Title 1 of the QSTA. Should it be determined by the appropriate governmental authority that the foregoing elections are not available to the Parties for whatever reason, TRM Canada shall indemnify EFC for any GST/HST, QST, penalty and interest that may be assessed against EFC.

            (g) EFC and TRM Canada shall each execute and file a joint election under section 22 of the Income Tax Act (Canada) and the corresponding provisions of any provincial tax legislation within the prescribed time in respect of the accounts receivable being purchased by TRM Canada from EFC. EFC and TRM Canada shall, if they mutually agree, file an election pursuant to Section 20(24) of the Income Tax Act (Canada) and corresponding provisions of any provincial tax legislation.

      SECTION 10.12. SEVERABILITY; BLUELINING. In case any one or more of the provisions contained herein will be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby. If the final judgment of a court of competent jurisdiction determines that any portion of the covenants or agreements set forth in Section
6.13 is invalid or unenforceable, (a) such determination will have no effect on the validity or enforceability of such covenant or agreement in any other jurisdiction and (b) the court making such determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the covenant or agreement, to delete specific words or phrases, or to replace any invalid or unenforceable covenant or agreement with a covenant or agreement that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable covenant or agreement, and Section 6.13 will be enforceable in such jurisdiction as so modified after the expiration of the time within which such determination may be appealed.

      SECTION 10.13. INTERPRETATIONS. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto. Both Parties contributed equally to the drafting of this Agreement.

      SECTION 10.14. FURTHER ASSURANCES.

            (a) Except as otherwise set forth herein or in any other Transaction Agreement, the Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein.

            (b) The Parent will cause EFC and its other Affiliates to comply with all of their obligations under this Agreement and the other Transaction Agreements to which they are a party and the Parent will be liable for any breach of the terms of this Agreement and the other Transaction Agreements by EFC and its other Affiliates. TRM Parent will cause the Purchasers to comply with all of their obligations under this Agreement and the other Transaction Agreements to which the Purchasers are a party and TRM Parent will be liable for any breach of the terms of this Agreement and the other Transaction Agreements by the Purchasers.

                                      * * *

      IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first written above.

                                                EFUNDS CORPORATION

                                                By: /s/ Paul F. Walsh
                                                    ----------------------------
                                                    Name: Paul F. Walsh
                                                    Title: Chairman/CEO

                                                EFUNDS (CANADA) CORPORATION

                                                By: /s/ Paul F. Walsh
                                                    ----------------------------
                                                    Name: Paul F. Walsh
                                                    Title: Chairman/CEO

                                                TRM ATM CORPORATION

                                                By: /s/ Kenneth L. Tepper
                                                    ----------------------------
                                                    Name: Kenneth L. Tepper
                                                    Title: President & CEO

                                                TRM CANADA CORPORATION

                                                By: /s/ Kenneth L. Tepper
                                                    ----------------------------
                                                    Name: Kenneth L. Tepper
                                                    Title: President & CEO

                                                TRM CORPORATION
                                                (SOLELY FOR PURPOSES OF
                                                SECTIONS 6.1, 10.1 AND 10.14(b))

                                                By: /s/ Kenneth L. Tepper
                                                    ----------------------------
                                                    Name: Kenneth L. Tepper
                                                    Title: President & CEO

                 LIST IDENTIFYING CONTENTS OF OMITTED SCHEDULES

Exhibits

Exhibit A                   List of Assets Transferred by Sellers to Purchasers
Exhibit B                   ATM Branding and Referral Alliance Agreement
Exhibit C                   Master Services Agreement
Exhibit D                   Transition Services Term Sheet
Exhibit E                   Commitment Letter

Schedules

Schedule 1.1A               Working Capital
Schedule 1.1B               ACI Restructuring
Schedule 1.1B(a)(i)         ACI Subsidiary Definitions
Schedule 1.1B(a)(ii)        Parent Definitions
Schedule 1.1B(a)(iii)       ACI Definitions
Schedule 1.1B(b)            Sub Transferred Assets
Schedule 1.1B(c)            Parent Transferred Assets
Schedule 1.1B(d)            ACI Distributed Assets
Schedule 1.1C               Canadian Assets
Schedule 1.1C(a)            Transferred ATM Equipment
Schedule 1.1C(b)            Transferred ATM Customer Agreements
Schedule 1.1C(c)            Transferred IP Rights
Schedule 1.1C(d)            Transferred Vendor Contracts
Schedule 1.1D               Vault Cash Agreements
Schedule 1.1E               Competitors
Schedule 1.1F               Estimated Vault Cash Agreement Cash
Schedule 3.2(b)             Parent and Affiliates Governmental and Third Party
                            Consents
Schedule 3.2(c)             Parent and EFC Binding Effect; Noncontravention
Schedule 4.3                Financial Statements
Schedule 4.4                Events Subsequent to Pro Forma Balance Sheet

Schedule 4.6                Compliance with Law
Schedule 4.9                Intellectual Property
Schedule 4.10(b)            Leases
Schedule 4.11               Litigation
Schedule 4.12(a)            Business Contracts
Schedule 4.12(b)            Affiliate Transactions
Schedule 4.14(a)            Employee Benefits
Schedule 4.14(f)            Employment Claims
Schedule 4.15               Insurance
Schedule 4.16               Leading Customers
Schedule 4.19               No Undisclosed Liabilities
Schedule 5.2(b)             Purchasers' Governmental Consents
Schedule 6.4(a)             Business Employees
Schedule 6.16               List of Covered Agreements
Schedule 6.19               Shared Fees
Schedule 9.2                Schedule 9.2 Agreements



The registrant will furnish supplementally a copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon the request of the Commission.